Exhibit 10.2

CROSSTEX ENERGY, L.P.

$125,000,000

SENIOR SECURED NOTES

AMENDED AND RESTATED
MASTER SHELF AGREEMENT

Dated as of March 31, 2005

(Not Part of Agreement)

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(Not Part of Agreement)

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(Not Part of Agreement)

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(Not Part of Agreement)

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(Not Part of Agreement)

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PURCHASER SCHEDULE

SCHEDULE 6C(2)	–	EXISTING DEBT
SCHEDULE 6C(3)	–	EXISTING INVESTMENTS
SCHEDULE 8G	–	LIST OF AGREEMENTS RESTRICTING DEBT
SCHEDULE 8T	–	SUBSIDIARIES
SCHEDULE 10B(3)	–	EXISTING GUARANTORS

EXHIBIT A-1	–	FORM OF SERIES A NOTE
EXHIBIT A-2	–	FORM OF SERIES B NOTE
EXHIBIT A-3	–	FORM OF SERIES C NOTE
EXHIBIT A-4	–	FORM OF SHELF NOTE
EXHIBIT B	–	FORM OF REQUEST FOR PURCHASE
EXHIBIT C	–	FORM OF CONFIRMATION OF ACCEPTANCE
EXHIBIT D-1	–	FORM OF OPINION OF COMPANY’S SPECIAL COUNSEL
EXHIBIT D-2	–	FORM OF OPINION OF COMPANY’S LOUISIANA COUNSEL
EXHIBIT E	–	FORM OF FUNDS DELIVERY INSTRUCTION LETTER
EXHIBIT F	–	FORM OF SUBSIDIARY GUARANTY
EXHIBIT G	–	FORM OF COMPANY SECURITY AGREEMENT
EXHIBIT H	–	FORM OF GUARANTOR SECURITY AGREEMENT
EXHIBIT I	–	FORM OF INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

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CROSSTEX ENERGY SERVICES, L.P.
2501 Cedar Springs, Suite 600
Dallas, TX 75201

March 31, 2005

To:	Prudential Investment Management, Inc. (herein called “Prudential”)

Each of the Persons named in the
Purchaser Schedule attached hereto
as holders of Existing Series A Notes, Existing Series B Notes or Existing Series C Notes (the “Existing Holders”)

Each Prudential Affiliate (as hereinafter defined)
which becomes bound by certain provisions of this
Agreement as hereinafter provided (together with
Prudential and the Existing Holders, the “Purchasers”)
c/o Prudential Capital Group
Gateway Center Four
100 Mulberry Street
Newark, NJ 07102-4069

Ladies and Gentlemen:

     The undersigned, Crosstex Energy, L.P., a Delaware limited partnership (the “Company”), and Crosstex Energy Services, L.P., a Delaware limited partnership whose general partner and majority owner are wholly-owned Subsidiaries of the Company (the “Prior Issuer”), hereby agree with you as follows:

INTRODUCTION

     The Prior Issuer, Prudential and the Existing Holders are parties to the Master Shelf Agreement, dated June 3, 2003 (as heretofore amended, the “Existing Shelf Agreement”), under which the Prior Issuer issued, and there are now outstanding, the Prior Issuer’s 6.95% Senior Secured Notes, Series A, due June 1, 2010 (the “Existing Series A Notes”) in the aggregate principal amount of $30,000,000, the Prior Issuer’s 6.88% Senior Secured Notes, Series B, due July 1, 2010, in the aggregate principal amount of $10,000,000 (the “Existing Series B Notes”), and the Prior Issuer’s 6.96% Senior Secured Notes, Series C, due June 18, 2014, in the aggregate principal amount of $75,000,000 (the “Existing Series C Notes” and, together with the Existing Series A Notes and the Existing Series B Notes, the “Existing Notes”). The Prior Issuer is a wholly owned subsidiary of the Company and both are part of a common enterprise. The Company is (a) primarily and unconditionally liable for the existing obligations of the Prior Issuer under the Existing Shelf Agreement pursuant to that certain Limited Partner Guaranty Agreement executed by it of even date with the Existing Shelf Agreement and (b) a beneficiary of the proceeds of the Existing Notes issued by the Prior Issuer under the Existing Shelf Agreement by virtue of (i) distributions made to it by the Prior Issuer and (ii) investments made in the Prior Issuer for the benefit of the Company. The Prior Issuer and the Company have advised Prudential and the Existing Holders that the Company wishes to assume the obligations of the Prior Issuer under the Existing Shelf Agreement and the Existing Notes and amend and restate the Existing Note Agreement as hereinafter provided. Subject to the terms and conditions hereto, Prudential and the Existing Holders are willing to agree to this request of the Company and the Prior Issuer.

     Accordingly, the parties hereto agree as follows:

          1. AUTHORIZATION OF ISSUE OF NOTES; AMENDMENT AND RESTATEMENT; ASSUMPTION.

          1A. Authorization of Issue of Series A Notes. The Company will authorize the issue of its 6.95% Senior Secured Notes, Series A, due June 1, 2010 (the “Series A Notes”), in the aggregate principal amount of $30,000,000, to be dated the most recent date to which interest has been paid on the Existing Series A Notes, to mature June 1, 2010, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 6.95% per annum and on the occurrence and during the continuation of an Event of Default at the rate specified therein, to be substantially in the form of Exhibit A-1 hereto and to be issued upon exchange for the Existing Series A Notes. The term “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for such Series A Note pursuant to any such provision.

          1B. Authorization of Series B Notes. The Company will authorize the issue of its 6.88% Senior Secured Notes, Series B, due July 1, 2010 (the “Series B Notes”), in the aggregate principal amount of $10,000,000, to be dated the most recent date to which interest has been paid on the Existing Series B Notes, to mature July 1, 2010, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 6.88% per annum and on the occurrence and during the continuation of an Event of Default at the rate specified therein, to be substantially in the form of Exhibit A-2 hereto and to be issued upon exchange for the Existing Series B Notes. The term “Series B Notes” as used herein shall include each Series B Note delivered pursuant to any provision of this Agreement and each Series B Note delivered in substitution or exchange for any such Series B Note pursuant to any such provision.

          1C. Authorization of Series C Notes. The Company will authorize the issue of its 6.96% Senior Secured Notes, Series C, due June 18, 2014 (the “Series C Notes”), in the aggregate principal amount of $75,000,000, to be dated the most recent date to which interest has been paid on the Existing Series C Notes, to mature June 18, 2014, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall become due and payable at the rate of 6.96% per annum and on the occurrence and during the continuation of an Event of Default at the rate specified therein, to be substantially in the form of Exhibit A-3 hereto and to be issued upon exchange for the Existing Series C Notes. The term “Series C Notes” as used herein shall include each Series C Note delivered pursuant to any provision of this Agreement and each Series C Note delivered in substitution or exchange for any such Series C Note pursuant to any such provision.

          1D. Authorization of Issue of Shelf Notes. The Company will authorize the issue of its senior secured promissory notes (the “Shelf Notes”) in the aggregate principal amount of $10,000,000; to be dated the date of issue thereof; to mature, in the case of each Shelf Note so issued, no more than 10 years after the date of original issuance thereof; to have an average life, in the case of each Shelf Note so issued, of no more than 8 years after the date of original issuance thereof; to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth in the Confirmation of Acceptance with respect to such Note delivered pursuant to paragraph 2F; and to be substantially in the form of Exhibit A-4 attached hereto. The term “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The term “Notes” as used in this Agreement shall mean any Series A Note, any Series B Note, any Series C Note or any Shelf Note. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, and (vi) the same original date of issuance are herein called a “Series” of Notes. Capitalized terms used herein have the meanings specified in paragraph 10.

          1E. Assumption and Amendment and Restatement of Existing Notes. The Company hereby irrevocably, absolutely, unconditionally and expressly assumes (i) due and punctual payment of all of the principal of, interest on, Yield-Maintenance Amount (if any) with respect to, and all other payments due under or relating to the Existing Notes or the Existing Note Agreement. The Company covenants that its debts, liabilities and obligations assumed pursuant to this paragraph 1E shall be those of a primary obligor and not a guarantor, surety or secondary obligor.

          1F. Amendment and Restatement of Existing Notes and Existing Shelf Agreement and Issuance of Notes. Subject to the terms and conditions herein set forth, the Company, the Prior Issuer, Prudential and the Existing Holders agree that, effective on the Restatement Date, (i) the Existing Series A Notes will be amended and restated in their entirety to be a like principal amount of Series A Notes having the terms described in paragraph 1A hereof and to be in the form of Exhibit A-1 hereto, the Existing Series B Notes will be amended and restated in their entirety to be a like principal amount of Series B Notes having the terms described in paragraph 1B hereof and to be in the form of Exhibit A-2 hereto, and the Existing Series C Notes will be amended and restated in their entirety to be a like principal amount of Series C Notes having the terms described in paragraph 1C hereof and to be in the form of Exhibit A-3 hereto, and (ii) the Existing Shelf Agreement shall be amended and restated in its entirety to read as set forth in this Agreement. On the Restatement Date, the Company will deliver to each Existing Holder, at the offices of Schiff Hardin, LLP, 6600 Sears Tower, Chicago, Illinois 60606, one or more Notes, evidencing the aggregate principal amount of the Existing Notes held by such Existing Holder being so amended and restated, registered in the name of such Existing Holder and in the denominations specified in the Purchaser Schedule attached hereto. The Notes issued under this paragraph 1F are given in exchange and substitution for, and not as payment of the indebtedness evidenced by, the Existing Notes being amended and restated pursuant to this paragraph 1F, (ii) merely re-evidence the indebtedness evidenced by the Existing Notes, and (iii) are not intended to constitute a novation or discharge of the indebtedness evidenced by the Existing Notes. Any Note issued in exchange for any Existing Notes shall carry the rights to unpaid interest which was carried on the Existing Note for which such Note was issued in exchange, so that neither gain nor loss of interest shall result from any such exchange.

          2. PURCHASE AND SALE OF SHELF NOTES.

          2A. Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1D, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

          2B. Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) June 18, 2007 and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

          2C. Periodic Spread Information. Provided no Default or Event of Default exists, not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier or telephone) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential. The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Shelf Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Shelf Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this paragraph 2C for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

          2D. Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall, unless otherwise expressly accepted by Prudential, (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annual in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, (vii) specify the Designated Spread for such Shelf Notes and (viii) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

          2E. Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2D, Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes, at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

          2F. Acceptance. Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2E or such other period as Prudential may specify to the Company (such period being the “Acceptance Window”), the Company may, subject to paragraph 2G, elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Notes (each such Shelf Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates. The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2G and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Shelf Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within two Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

          2G. Market Disruption. Notwithstanding the provisions of paragraph 2F, if Prudential shall have provided interest rate quotes pursuant to paragraph 2E and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2F the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2G are applicable with respect to such Acceptance.

          2H. Closing.

          2H(1). Shelf Note Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Schiff Hardin LLP, 6600 Sears Tower, Chicago, Illinois 60606 the Accepted Notes to be purchased by such Purchaser in the form of one or more Shelf Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Shelf Notes.

          2H(2). Rescheduled Closings If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2H, or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (x) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 30 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2I(2) or (y) such closing is to be canceled as provided in paragraph 2I(3). In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled as provided in paragraph 2I(3). Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.

          2I. Fees.

          2I(1). Issuance Fee The Company will pay to each Purchaser in immediately available funds a fee (the “Issuance Fee”) on each Closing Day in an amount equal to 0.25% of the aggregate principal amount of Shelf Notes sold to such Purchaser on such Closing Day.

          2I(2). Delayed Delivery Fee If the closing of the purchase and sale of any Accepted Note is delayed for any reason (other than if the Company has satisfied all of the conditions in paragraph 3 with respect to the purchase of such Accepted Notes and the Purchasers fail to purchase such Accepted Notes) beyond the original Closing Day for such Accepted Note, the Company will pay to the Purchaser of such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale a fee (the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note, “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2H.

          2I(3). Cancellation Fee If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the penultimate sentence of paragraph 2H(2) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”), the Company will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning specified in paragraph 2I(2). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

          3. CONDITIONS OF AMENDMENT AND RESTATEMENT AND CLOSING. The effectiveness of the amendment and restatement of the Existing Notes and the Existing Shelf Agreement pursuant to paragraph 1F hereof is subject to the satisfaction, on the Restatement Date, of, and the obligation of any Purchaser to purchase and pay for any Shelf Notes is subject to the satisfaction, on or before the Closing Day for such Shelf Notes, of the following conditions:

          3A. Certain Documents. Such Purchaser shall have received the following, each dated the date of the Restatement Date or applicable Closing Day, as the case may be, unless otherwise specified:

     (i) The Notes to be issued to such Purchaser pursuant to paragraph 1F hereof or the Shelf Note(s) to be purchased by such Purchaser, as the case may be.

     (ii) A certificate of the Secretary or an Assistant Secretary of the Ultimate General Partner certifying (A) the existence of the Company and the General Partner, (B) the Company Partnership Agreement, (C) the General Partner’s organizational documents, (D) the Ultimate General Partner’s organizational documents, (E) the resolutions of the Ultimate General Partner approving this Agreement, the Notes, and the other Loan Documents and the related transactions, and (F) all documents evidencing other necessary corporate, partnership or limited liability company action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Loan Documents executed and delivered on or before the Restatement Date or such Closing Day, as the case may be (provided, that for any Closing Day occurring after the Restatement Date, the Ultimate General Partner may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this clause (ii) as an alternative to the further delivery thereof).

     (iii) A certificate of the Secretary or an Assistant Secretary of the Ultimate General Partner certifying the names and true signatures of the officers of the Ultimate General Partner authorized to sign this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder on behalf of the Company (provided, that for any Closing Day occurring after the Restatement Date, the Secretary or an Assistant Secretary and one other officer of the Ultimate General Partner may certify that there has been no change to the officers of the Ultimate General Partner authorized to sign on behalf of the Company Accepted Notes and other documents to be delivered therewith since the date on which a certificate setting forth the names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this clause (iii), as an alternative to the further delivery thereof).

     (iv) Certificates of the Secretary or an Assistant Secretary of each of the Guarantors certifying (A) the organizational documents of such Guarantor, (B) the resolutions of the governing body of such Guarantor approving this Agreement, the Guaranty, and the other Loan Documents to which such Guarantor is a party and the related transactions, and (C) all other documents evidencing other necessary corporate, partnership or limited liability company action and governmental approvals, if any, with respect to this Agreement, the Guaranty, and the other Loan Documents to which such Guarantor is a party executed and delivered on or before the Restatement Date or such Closing Day, as the case may be (provided, that for any Closing Day occurring after the Restatement Date, such Guarantor may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this clause (ii) as an alternative to the further delivery thereof).

     (v) Certificates of the Secretary or an Assistant Secretary of each Guarantor certifying the names and true signatures of the officers of such Guarantor authorized to sign the Guaranty, the other Loan Documents to which such Guarantor is a party and the other documents to be delivered hereunder on behalf of such Guarantor (provided, that for any Closing Day occurring after the Restatement Date, the Secretary or an Assistant Secretary and one other officer of such Guarantor may certify that there has been no change to the officers of such Guarantor authorized to sign any other documents to be delivered on such Closing Day since the date on which a certificate setting forth the names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this clause (v), as an alternative to the further delivery thereof).

     (vi) A favorable opinion of Baker Botts L.L.P., special counsel to the Company and the Guarantors (or such other counsel designated by the Company and acceptable to the Purchaser(s)) satisfactory to such Purchaser and substantially in the form of Exhibit D-1 attached hereto, and a favorable opinion of Taylor, Porter, Brooks & Phillips, special Louisiana counsel to the Company and the Guarantors (or such other counsel designated by the Company and acceptable to the Purchaser(s)) satisfactory to such Purchaser and substantially in the form of Exhibit D-2 hereto, and, in either case, as to such other matters as such Purchaser may reasonably request. The Company hereby directs such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such opinions will be and is hereby authorized to rely on such opinions.

     (vii) Certificates of good standing, existence and authority for the Company, the General Partner, the Ultimate General Partner and each of the Guarantors from each of the states in which the Company, the General Partner, the Ultimate General Partner and each of the Guarantors is either organized or is qualified to do business as a foreign entity.

     (viii) Solely with respect to the Restatement Date, results of searches of the UCC Records of the Secretary of State of Delaware and the Secretary of State and applicable counties of the States of Texas, Alabama, Delaware, Louisiana, Mississippi, New Mexico and Oklahoma and, in the case of the searches of the UCC Records, reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than Liens in favor of the Collateral Agent for the benefit of the Holders and the Banks and Liens permitted by paragraph 6C(1).

     (ix) The Guaranties duly executed by all parties thereto.

     (x) The Intercreditor Agreement duly executed by the Collateral Agent, the Banks, the Purchasers other than Prudential, the Company and the Guarantors.

     (xi) The Security Agreements duly executed by all parties thereto.

     (xii) Amendments to each of the existing Mortgages in form and substance satisfactory to the Purchasers.

     (xiii) Appropriate UCC-1 or UCC-3 Financing Statements, naming the Collateral Agent as the secured party and covering the Collateral, for filing with the appropriate authorities.

     (xiv) Solely with respect to the Restatement Date, certificate(s) of insurance naming the Collateral Agent as loss payee or additional insured evidencing insurance which meets the requirements of this Agreement and the Security Documents and which is in amount, form and substance and from an issuer satisfactory to the Required Holders.

     (xv) Solely with respect to the Restatement Date, a certified copy of the Bank Agreement in form and substance satisfactory to the Purchasers.

     (xvi) Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

     (xvii) With respect to any Closing Day, written instructions of the Company in the form of Exhibit E attached hereto.

     (xviii) Solely with respect to the Restatement Date, a certificate dated as of the Restatement Date from the Chief Financial Officer of the Company as to the Solvency of the Company and its Subsidiaries on a consolidated basis.

     (xix) The most recently completed annual (or other audited) financial statements of the Company and its Subsidiaries, interim financial statements of the Company and its Subsidiaries dated the end of the most recent fiscal quarter for which financial statements are available and financial projections of the Company and its Subsidiaries covering a period at least equal to the greater of (a) the period covered by any similar projections delivered under the Bank Agreement, or (b) 3 years and incorporating the Notes provided for herein.

          3B. Opinion of Purchaser’s Special Counsel. Such Purchaser shall have received from Schiff Hardin LLP, who is acting as special counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

          3C. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 hereof and in the other Loan Documents shall be true on and as of the Restatement Date or such Closing Day, as the case may be, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the Restatement Date or such Closing Day, as the case may be, no Event of Default or Default; and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Restatement Date or such Closing Day, as the case may be, to both such effects.

          3D. Purchase Permitted by Applicable Laws. The exchange for or purchase of and payment for, as the case may be, the Notes to be issued to or purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

          3E. Legal Matters. Counsel for such Purchaser, including any special counsel for the Purchasers retained in connection with the purchase and sale of such Accepted Notes, shall be satisfied as to all legal matters relating to such purchase and sale, and such Purchaser shall have received from such counsel favorable opinions as to such legal matters as it may request.

          3F. Payment of Fees. The Company shall have paid to the Purchasers and Prudential any fees due them pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to paragraph 2I(1) and any Delayed Delivery Fee due pursuant to paragraph 2I(2). In addition, all other fees which are due and payable on or before the Restatement Date or any Closing Day, as the case may be, shall have been paid, and without limiting the provisions of paragraph 11B, special counsel to the Purchasers shall have received its fees, charges and disbursements to the extent reflected in a statement of such special counsel rendered to the Company at least one Business Day prior to such Closing Day, as the case may be.

          3G. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and it shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

          3H. Private Placement Numbers. Private Placement numbers issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

          3I. Title. Prudential shall be satisfied in its reasonable discretion as to the status of the Company’s or a Guarantor’s, as applicable, title to the Company’s and its Subsidiaries’ Properties.

          3J. Collateral Agent’s Liens. Prudential shall have received satisfactory evidence that the Liens granted to the Collateral Agent under the Security Documents are Acceptable Security Interests and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

          3K. Encumbrance of Real Property Interests. Prudential shall be satisfied that the Security Documents encumber substantially all of such real property interests held by the Company and its Subsidiaries as the Collateral Agent may require.

          3L. Corporate Structure. The corporate and capital structure of the Company shall be reasonably satisfactory to such Purchaser.

          4. PREPAYMENTS. The Notes shall be subject to prepayment with respect to any required prepayments set forth in such Notes as provided in paragraphs 4A and 4F and with respect to the optional prepayments permitted by paragraph 4B. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.

          4A. Required Prepayments. The Notes of each Series shall be subject to required prepayments, if any, set forth in the Notes of such Series.

          4B. Optional Prepayment With Yield-Maintenance Amount. The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $1,000,000 and in a minimum amount of $100,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of

Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal of the Notes in inverse order of their scheduled due dates.

          4C. Notice of Optional Prepayment. The Company shall give the Holder of each Note to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, specifying the aggregate principal amount of the Notes to be prepaid on such date, identifying each Note held by such Holder, and the principal amount of each such Note, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4A, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.

          4D. Application of Prepayments. Upon any partial prepayment of the Notes of any Series pursuant to paragraph 4A, the amount so prepaid shall be allocated to all outstanding Notes of such Series (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4F) in proportion to the respective outstanding principal amounts thereof. Upon any partial prepayment of the Notes pursuant to paragraph 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes of all Series according to the respective unpaid principal amounts thereof.

          4E. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated installment or final maturities (other than by prepayment pursuant to paragraphs 4A, 4B or 4F upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any Holder.

          4F. Offer to Prepay Notes in the Event of Asset Dispositions and Debt Issuance.

          (i) Notice of Offer to Prepay Notes. The Company will, at least 15 days prior to (a) the receipt by the Company or any of its Subsidiaries of Net Cash Proceeds from any Asset Disposition in excess of $20,000,000 or any Recovery Event in excess of $20,000,000 (except (1) to the extent a Reinvestment Notice shall be delivered in respect of such Asset Disposition or Recovery Event and (2) cash receipts in the ordinary course of business of the applicable recipient), (b) each Reinvestment Prepayment Date, and (c) the receipt by the Company or any of its Subsidiaries of any Net Cash Proceeds from the issuance or incurrence of any Debt for borrowed money (excluding any Debt incurred in accordance with paragraph 6C(2)), give written notice thereof to each Holder. Such notice shall contain and constitute an offer to prepay the Notes as described in paragraph 4F(iii) and shall be accompanied by the certificate described in paragraph 4F(vi). For purposes of calculating whether the Net Cash

Proceeds received from an Asset Disposition exceed $20,000,000 or from a Recovery Event exceed $20,000,000, such proceeds shall be determined as of the date of the applicable Asset Disposition or Recovery Event, whether or not received on such date, but no such amount shall be required to be applied to prepayment of the Notes pursuant to this paragraph 4F until received by the applicable Person. The provisions of this paragraph 4F do not constitute a consent to the consummation of any Asset Disposition not permitted by paragraph 6C(5) or a consent to the issuance or incurrence of any Debt by the Company or any of its Subsidiaries not otherwise permitted hereunder.

          (ii) Notice of Acceptance of Offer under Paragraph 4F(i). If the Company shall at any time receive an acceptance to an offer to prepay Notes under paragraph 4F(i) from some, but not all, of the Holders, then the Company will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other Holder which has notified the Company that it requests to receive notices under this paragraph 4F(ii).

          (iii) Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraph 4F(i) shall be an offer to prepay, in accordance with and subject to this paragraph 4F, on the date the Company or any Subsidiary shall receive any Net Cash Proceeds (in the case of an offer to prepay given as a result of clauses (a) or (c) of paragraph 4F(i)) or on the Reinvestment Prepayment Date (in the case of an offer to prepay given as a result of clause (b) of paragraph 4F(i)) (the “Proposed Prepayment Date”), a principal amount of the Notes held by each Holder (in this case only, “Holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) that is equal to the product of (x) the amount of the Net Cash Proceeds described in clauses (a) or (c) of paragraph 4F(i) (in the case of an offer to prepay given as a result of such clauses) or the Reinvestment Prepayment Amount with respect to the Reinvestment Event relating to the Reinvestment Prepayment Date (in the case of an offer to prepay even as a result of clause (b) of paragraph 4F(i)) and (y) a fraction, the numerator of which is the outstanding principal amount of Notes held by such Holder on such Proposed Prepayment Date and the denominator of which is the sum of the outstanding principal amount of all Bank Obligations on such Proposed Prepayment Date plus the sum of the outstanding principal amount of all Notes on such Proposed Prepayment Date.

          (iv) Rejection; Acceptance. A Holder may accept the offer to prepay made pursuant to paragraph 4F(i) by causing a notice of such acceptance to be delivered to the Company prior to the Proposed Prepayment Date. A failure by a Holder to so respond to an offer to prepay made pursuant to this paragraph 4F prior to the Proposed Prepayment Date shall be deemed to constitute a rejection of such offer by such Holder.

          (v) Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4F shall be at 100% of the principal amount so prepaid, together with interest on such Notes accrued to the date of prepayment and, (i) with respect to a prepayment as a result of an Asset Disposition or a Recovery Event, to the extent that the aggregate principal amount of the Notes prepaid pursuant to this paragraph 4F as a result of all Asset Dispositions or Recovery Events would exceed $20,000,000, the Yield-Maintenance Amount, if any, with respect to the principal amount of the Notes being prepaid, to the extent the principal amount of the Notes being prepaid, together with the aggregate principal amount of Notes previously prepaid pursuant to this paragraph 4F as a result of Asset Dispositions or Recovery Events, would exceed $20,000,000 and (ii) with respect to a prepayment as a result of the issuance or incurrence of any Debt for borrowed money, the Yield maintenance Amount, if any, with respect to each such Note. The prepayment shall be made on the Proposed Prepayment Date. The principal amount of any Note prepaid pursuant to this paragraph 4F shall be applied and reduce the required prepayments of such Note referred to in paragraph 4A hereof in the inverse order of their scheduled due dates.

          (vi) Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4F shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the Proposed Prepayment Date, (ii) the date that such offer is made pursuant to this paragraph 4F, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest and the Yield-Maintenance Amount, if any, that would be due on each Note offered to be prepaid, (v) that the conditions of this paragraph 4F have been fulfilled, and (vi) in reasonable detail, a description of the event giving rise to such offer to prepay and the details of the calculation of the amount of the Notes offered to be prepaid.

          5. AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or any amount under any Loan Document shall remain unpaid, the Company agrees to comply with the following covenants.

          5A. Reporting Requirements. The Company will furnish to each Holder:

     (i) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, an unaudited Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and unaudited Consolidated statements of operations, changes in partners’ capital and cash flows of the Company and its Subsidiaries for the period commencing at the end of the preceding fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the chief financial officer, chief accounting officer or vice president finance of the Ultimate General Partner as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Company proposes to take with respect thereto and (ii) a schedule in reasonable detail showing the computations used by such officer in determining, as of the end of such fiscal quarter, compliance with the covenants contained in paragraphs 6A(2) and 6A(3);

     (ii) Audited Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year of the Company, audited Consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and audited Consolidated statements of operations, changes in partners’ capital and cash flows of the Company and its Subsidiaries for such fiscal year, in each case certified without qualification by KPMG LLP or other independent public accountants of recognized national standing acceptable to the Required Holders, together with (a) a certificate of the chief financial officer, chief accounting officer or vice president finance of the Ultimate General Partner stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action the Company proposes to take with respect thereto, (b) a schedule in reasonable detail showing computations used by such chief financial officer, chief accounting officer or vice president finance of the Ultimate General Partner in determining, as of the end of such fiscal year, compliance with the covenants contained in paragraphs 6A(2) and 6A(3), and (b) copies of any material accountant’s letters received by management in connection with such accounting firm’s findings during its audit of the financial records of the Company during, or in respect of, such fiscal year;

     (iii) Defaults. Forthwith, but in any event within five Business Days, following the occurrence of any Default or Event of Default, a certificate of a Responsible Officer setting forth the details thereof and the action that the Company is taking or proposes to take with respect thereto;

     (iv) Litigation. Promptly after any Responsible Officer becoming aware of the assertion or occurrence thereof, notice of any litigation, judicial reference proceeding, arbitration proceeding or regulatory proceeding affecting the Company or any Subsidiary or the property of the Company or any Subsidiary, other than any such litigation or proceeding that, if adversely determined, could not reasonably be expected to have a Material Adverse Effect;

     (v) Environmental Proceedings. Promptly after the assertion or occurrence thereof or any Responsible Officer becoming aware of the reasonable likelihood thereof, notice of any Environmental Proceeding against the Company or any Subsidiary, or of any noncompliance by the Company or any Subsidiary with any Environmental Law or Environmental Permit, that could reasonably be expected to have a Material Adverse Effect;

     (vi) SEC Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Holders pursuant hereto;

     (vii) Other Debt. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Company or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Holders pursuant to any other clause of this paragraph 5A; and

     (viii) SEC Investigation. Promptly, and in any event within five Business Days after receipt thereof by the Company or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Company or any Subsidiary thereof;

     (ix) ERISA Event. Promptly after the assertion or occurrence thereof or any Responsible Officer becoming aware of the reasonable likelihood thereof, notice of the occurrence of any ERISA Event;

     (x) Changes in Reporting Practices. Promptly after the assertion or occurrence thereof or any Responsible Officer becoming aware of the reasonable likelihood thereof, notice of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary; and

     (xi) Other Information. Promptly upon request, such additional information regarding the financial position or business (including with respect to environmental matters) of the Company or any Subsidiary as any Holder may reasonably request from time to time.

          If the certificate containing any computations referred to in clauses (i) or (ii) includes Pro Forma EBITDA with respect to the construction of any Property, such certificate shall also certify as to (1) with respect to the first inclusion of Pro Forma EBITDA with respect to the construction of any Property, the Scheduled Completion Date of such construction and (2) thereafter, the Company’s current good faith estimate of the date upon which such construction will be completed.

          5B. Information Required by Rule 144A. The Company will, upon the request of any Holder, provide such Holder, and any qualified institutional buyer designated by such Holder, such financial and other information as such Holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

          5C. Visitation Rights. At any reasonable time and from time to time, upon reasonable notice by the Holder concerned, the Company will permit, and cause each Subsidiary to permit, any Holder, and any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and its Subsidiaries and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with any of their respective officers or directors (or equivalent persons) or, provided the Company has been given reasonable opportunity to be present, with their independent certified public accountants; provided, however, that, unless a Default or Event of Default has occurred and is continuing, the Holders’ visitation rights shall be limited to not more than two occasions in any calendar year.

          5D. Covenant to Secure Notes Equally. The Company will, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

          5E. Preservation of Legal Existence, Etc. The Company will preserve and maintain, and cause each Subsidiary to preserve and maintain, its legal existence, rights (charter and statutory) and franchises, except as otherwise permitted by paragraph 6C(4); provided, however, that neither the Company nor any Subsidiary shall be required to preserve any such right or franchise if the general partner, board of directors or equivalent body of the Company or such Subsidiary determines that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as applicable, and if the loss thereof is not disadvantageous in any material respect to the Holders.

          5F. Maintenance of Properties, Etc. Except as otherwise permitted by paragraph 6C(5), the Company will maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its material properties that are necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          5G. Compliance with Laws, Etc. The Company will comply, and cause each Subsidiary to comply, with all Governmental Rules the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

          5H. Payment of Taxes, Etc. The Company will pay and discharge, and cause each Subsidiary to pay and discharge, before the same become delinquent, (a) all federal, state and other material taxes, assessments and governmental charges or levies imposed upon or against it or its property and (b) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and, in the case of any such tax, assessment, charge or levy, by proper proceedings and as to which, in all such cases, it is maintaining appropriate reserves in accordance with GAAP.

          5I. Maintenance of Insurance. The Company will maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (a) as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary, as applicable, operates and (b) as is reasonably acceptable to the Required Holders.

          5J. Keeping of Books. The Company will keep, and cause each Subsidiary to keep, proper books of record and account in which full and correct entries shall be made of all financial transactions and the Properties and business of the Company and each Subsidiary, in accordance with GAAP consistently applied.

          5K. Transactions with Affiliates. The Company will conduct, and cause each Subsidiary to conduct, all transactions otherwise permitted under the Loan Documents with any of its Affiliates (other than the Company or a Guarantor) on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arms’ length transaction with a Person not an Affiliate.

          5L. Compliance with Environmental Laws. The Company will (i) comply, and cause each Subsidiary to comply, with all applicable Environmental Laws and Environmental Permits, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by the appropriate proceedings diligently conducted, if such contest could reasonably be expected to cause such non-compliance to not have a Material Adverse Effect or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, (ii) obtain and renew, and cause each Subsidiary to obtain and renew, when needed all material Environmental Permits necessary for its operations and properties that, if not obtained and renewed, could reasonably be expected to have a Material Adverse Effect, (iii) conduct, and cause each Subsidiary to conduct, any necessary investigation, study, sampling and testing at properties currently owned and operated by the Company or any Subsidiary in accordance with the requirements of all applicable Environmental Laws and (iv) undertake, and cause each Subsidiary to undertake, any cleanup, removal, remedial and other action necessary to remove and clean up all Hazardous Materials from any of its currently owned or operated properties, in accordance with the material requirements of all applicable Environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

          5M. Environmental Remediation and Indemnification. If at any time any Hazardous Material is discovered on, under or about any Mortgaged Property or any other property owned or operated by the Company or any Subsidiary (“Other Property”) and failure to remediate the same would cause the Company or any Subsidiary to be in violation of any Environmental Law that could reasonably be expected to have a Material Adverse Effect, the Company will inform the Holders of the same and of the Company’s proposed remediation program, and the Company or such Subsidiary will, at no cost and expense to the Collateral Agent or the Holders, and only to the extent of any legal requirement under applicable Environmental Laws for the Company or such Subsidiary to do so, remediate or remove such Hazardous Materials from such Mortgaged Property or Other Property or the groundwater underlying such Mortgaged Property or Other Property in accordance with (i) such remediation program as a prudent operator would undertake, (ii) the approval of the appropriate Governmental Persons, if any such approval is required under the applicable Environmental Laws, and (iii) all applicable Environmental Laws the noncompliance with which could reasonably be expected to have a Material Adverse Effect. The Company and any Subsidiary shall have the right to contest any notice or directive by any appropriate Governmental Person to remediate or remove Hazardous Materials from any Mortgaged Property or Other Property so long as the Company or such Subsidiary diligently prosecutes such contest to completion and complies with any final order or determination. The Company shall be solely responsible for, and will indemnify and hold harmless the Collateral Agent and the Holders and their respective directors, officers, employees, agents, successors and assigns from and against, any and all losses, damages, demands, claims, causes of action, judgments, actions, assessments, penalties, costs, expenses and liabilities to the extent that they directly or indirectly arise out of or are attributable to the release of any Hazardous Materials at any Mortgaged Property or Other Property, including the following: (a) all foreseeable and unforeseeable consequential damages; (b) the costs of any repair, cleanup or detoxification of any Mortgaged Property or Other Property required by any applicable Environmental Laws, and the preparation and implementation of any closure, remedial or other plans required by any applicable Environmental Laws; and (c) all reasonable costs and expenses incurred by the Collateral Agent or any Holder in connection with clauses (a) and (b) above, including reasonable attorneys’ fees; provided, however, that the Company shall not be liable for any of the foregoing if a final, nonappealable judgment by a court of competent jurisdiction finds that such release of Hazardous Materials resulted from the gross negligence or willful misconduct of the Collateral Agent or a Holder. The indemnities provided in this paragraph 5M shall survive the repayment or any other satisfaction of the Obligations of the Company under the Loan Documents.

          5N. Maintenance of Credit Facility. The Company will at all times maintain a committed revolving credit facility in an amount of not less than $20,000,000 with a remaining term of at least 6 months.

          5O. Additional Covenants and Additional Defaults. If the Company or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under any agreement (including amendments of the Bank Agreement) evidencing, securing, guaranteeing or otherwise relating to the Bank Obligations that contains one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement. The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 5O, but shall merely be for the convenience of the parties hereto.

          5P. Post-Closing Requirements. Within 120 days following the Restatement Date (or such later date as is acceptable to the Required Holders), the Company shall deliver to the Holders, in form and substance satisfactory to Required Holders, a copy of the signed order of the Louisiana Public Service Commission authorizing each of the Louisiana Guarantors to execute Guaranties and Security Documents with respect to the Obligations under this Agreement (the “Louisiana Public Service Commission Order”). Notwithstanding anything herein to the contrary, within the 120 day period following the Restatement Date (or such later date as is acceptable to the Required Holders), the failure to have obtained the Louisiana Public Service Commission Order shall not be considered to be a violation of the representations, warranties and covenants in this Agreement or any of the other Loan Documents so long as the Company is diligently pursuing the same.

          6. NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or any amount under any Loan Document shall remain unpaid, the Company agrees to comply with the following covenants.

          6A(1). [Intentionally omitted.]

          6A(2). Interest Charge Coverage Ratio. The Company shall not, as of the end of any fiscal quarter, permit the Interest Charge Coverage Ratio for the Company and its Subsidiaries on a Consolidated basis to be less than 3.00 to 1.00.

          6A(3). Leverage Ratio. The Company shall not, as of the end of any fiscal quarter, permit the Leverage Ratio for the Company and its Subsidiaries on a Consolidated basis to be greater than 4.00 to 1.00; provided however, that during an Acquisition Adjustment Period, the Leverage Ratio shall not be greater than 4.75 to 1.00.

          6B. Distributions, Etc. The Company will not pay any management fee or similar fee of any sort to any Affiliate thereof or to any other Person, declare or pay any dividends or distributions, purchase, redeem, retire, defease or otherwise acquire for value any of its equity interests or any warrants, rights or options to acquire such equity interests, now or hereafter outstanding, return any capital to its equity holders as such, or make any distribution of Property, equity interests, warrants, rights, options, obligations or securities to its equity-holders as such, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire for value any equity interests in the Company or any warrants, rights or options to acquire such equity interests or to pay any such fee, except for the following:

     (i) the Company and any Subsidiary may pay any management fee or similar fee of any sort to any Affiliate of the Company or its Subsidiaries pursuant to the Company Partnership Agreement, the CESL Partnership Agreement or the Omnibus Agreement;

     (ii) provided that no Default or Event of Default has occurred and is continuing or would be caused thereby, the Company may declare and pay Quarterly Distributions; provided, further, that no more than $10,000,000 of advances under the Bank Agreement for the purpose of funding such cash distributions to the Partners shall be outstanding at any time;

     (iii) the Company may pay Quarterly Distributions within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with clause (ii) of this paragraph 6B;

     (iv) the Company and its Subsidiaries may declare and pay dividends and other distributions payable solely in equity interests; and

     (v) any Subsidiary may pay dividends, or make other distributions, to the Company or any wholly owned Subsidiary.

          6C(1). Liens, Etc. The Company will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien, or enter into or permit to exist any agreement with any other Person not to create any Lien, on or with respect to any of its properties of any character (including accounts receivable) whether now owned or hereafter acquired (a “negative pledge”), or sign or file, or permit any Subsidiary to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the

Company or any Subsidiary as debtor (except in connection with true leases), or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement (except in connection with true leases), excluding, however, from the operation of the foregoing restrictions the following:

     (i) Liens created by the Security Documents (provided, that the obligations of the Company to the Banks and Affiliates of the Banks in respect of Interest Rate Contracts and Hydrocarbon Hedge Agreements may be secured by such Liens only so long as, with respect to each Bank or Affiliate thereof, the Bank remains a Bank under the Bank Agreement);

     (ii) Permitted Liens;

     (iii) Liens securing obligations of such Person as lessee under Capital Leases permitted by paragraph 6C(2)(vii);

     (iv) purchase-money Liens on property acquired or held by the Company or any Subsidiary in the ordinary course of business, to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition thereof (or at the time the Company acquires the Subsidiary owning such property), or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided, however, that (a) no such Lien may extend to or cover any property other than the property being acquired and improvements and accessions thereto and proceeds thereof, (b) no such renewal or refinancing may extend to or cover any property not previously subject to the Lien being renewed or refinanced, (c) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (d) the aggregate principal amount of Debt at any time outstanding secured by such Liens may not exceed the amount permitted by paragraph 6C(2)(viii);

     (v) the negative pledge contained in the Bank Agreement and the negative pledge contained in any agreement, instrument or document executed at any time in connection with Debt permitted by clause (xi) of paragraph 6C(2); provided that any such negative pledge in connection with Debt permitted by clause (xi) of paragraph 6C(2) shall not place any restriction on the creation or existence of any Lien now or hereafter securing the Obligations or, as a result of the creation or existence of any Lien securing the Obligations, cause or require the creation of any Lien securing such Debt;

     (vi) options, put and call arrangements, rights of first refusal, setoff rights and customary limitations and restrictions constituting negative pledges, in each case, contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held or materially impair the value of such Property subject thereto; and

     (vii) Liens incurred in the ordinary course of business of the Company or any Subsidiary with respect to obligations (other than Debt for borrowed money) that do not exceed $5,000,000 in the aggregate at any one time outstanding;

     (viii) licenses or leases or subleases as licensor, lessor or sublessor of any of its Property, including intellectual property, in the ordinary course of business;

     (ix) Liens represented by the escrow of cash or Permitted Investments securing the obligations of the Company or any Subsidiary under any agreement to acquire, or pursuant to which it acquired, any Property, which Liens secure the obligations of the Company or such Subsidiary to the seller of such Property, provided that such acquisition is permitted pursuant to the terms of this Agreement;

     (x) any Lien permitted by any Mortgage;

     (xi) negative pledges relating to assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets, provided that such merger agreement, stock or asset purchase agreement or similar agreement in respect of the disposition of such asset is permitted pursuant to the terms of this Agreement; and

     (xii) the negative pledge contained in the Promissory Note of Crosstex Louisiana Energy, L.P., dated April 2, 2004, payable to the order of the Company.

          6C(2). Debt. The Company will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt other than the following:

     (i) Debt under the Loan Documents;

     (ii) Debt under the Bank Agreement Documents;

     (iii) Debt existing on the date of this Agreement and described in Schedule 6C(2), including renewals and refinancings of such Debt, so long as the principal amount thereof is not increased (other than to pay any associated premiums, fees and expenses);

     (iv) Debt under one or more Interest Rate Contracts or Hydrocarbon Hedge Agreements;

     (v) Debt in respect of endorsement of negotiable instruments in the ordinary course of business;

     (vi) Debt between the Company and any Subsidiary or between Subsidiaries, provided that (a) such Debt is noted on the books and records of the Company and its Subsidiaries and (b) in the case of any Debt owed by the Company or any Subsidiary that is a Guarantor to any Subsidiary that is not a Guarantor, such Debt is subordinated to the Obligations of the Company or such Subsidiary under the Loan Documents on terms and conditions, and pursuant to documentation, in form and a substance satisfactory to the Required Holders in their sole reasonable discretion;

     (vii) Debt in respect of Capital Leases not exceeding $15,000,000 in aggregate amount equivalent to principal at any time outstanding;

     (viii) Debt secured by Liens permitted by paragraph 6C(1)(iv), not exceeding $20,000,000 in aggregate principal amount at any time outstanding;

     (ix) Debt consented to in writing by the Required Holders;

     (x) unsecured Debt in addition to that described above, not exceeding $15,000,000 in aggregate principal amount at any time outstanding; and

     (xi) unsecured Funded Debt of the Company, a Finance Entity and/or any Guarantor, and/or any unsecured guaranty by the Company or any Guarantor of Funded Debt of the Company or any Affiliate of the Company; provided that (a) the Company is in compliance with paragraph 6A(3) immediately after giving effect to the incurrence of any such Funded Debt or guaranty determined based upon the outstanding amount of Funded Debt of the Company and its Subsidiaries on a Consolidated basis, immediately after giving effect to such incurrence, EBITDA for the four fiscal quarters most recently ended on or before the date of such incurrence and the maximum Leverage Ratio allowed as of the end of the fiscal quarter most recently ended on or prior to the date of such incurrence (and in the case of any guaranty of Funded Debt of the Company or any Affiliate of the Company, the aggregate amount of such Funded Debt so guaranteed shall be “Funded Debt” of the Company for purposes of calculating the Leverage Ratio), (b) such Debt does not impose any financial or other “maintenance” covenants on the Company or any of the Subsidiaries that are more onerous than the covenants set forth in this Agreement, (c) such Debt shall not require any scheduled payment on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) prior to the latest maturity date of any Note and (d) such Debt shall contain terms and conditions that are customary for such transactions.

Notwithstanding the foregoing, if at any time any provision of Section 6.02 of the Bank Agreement (other than clause (j) thereof) is modified, then the Company and the holders of the Notes agree to execute an amendment to this Agreement, in form reasonably satisfactory to the Required Holder(s), under which this paragraph 6C(2) is modified in the same manner in which Section 6.02 of the Bank Agreement has been modified; provided, however that no holder of a Note shall be required to execute any such amendment to this Agreement unless the holders of the Notes have received compensation equivalent (on a proportionate basis based upon the aggregate outstanding principal amount of the Notes and the aggregate outstanding principal amount of the Debt outstanding under the Bank Agreement) to any fees or other compensation paid to any Bank or its agent with respect to such modification to the Section 6.02 of the Bank Agreement.

          6C(3). Investments in Other Persons. The Company will not make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any equity interests, warrants, rights, options, obligations or other securities of, make any capital contribution to, or otherwise invest in, any Person (all of the foregoing collectively called “Investments”); provided, however, that nothing in this section shall prevent the Company or any Subsidiary from doing any of the following:

     (i) acquiring Permitted Investments;

     (ii) generating and holding accounts receivable in the ordinary course of business;

     (iii) so long as no Default has occurred and is continuing or would be caused thereby, making Investments in Persons that will not be Subsidiaries of the Company, for consideration not exceeding $10,000,000 in the aggregate during the term of this Agreement;

     (iv) making Investments permitted by paragraph 6C(4)(i);

     (v) acquiring Investments in connection with (a) the bankruptcy or reorganization of suppliers and customers or (b) the settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

     (vi) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, making loans and advances to officers or employees of the Company or any Subsidiary, provided that the aggregate principal amount of such loans and advances, other than loans for the purpose of financing the purchase of common units, subordinated units or other equity securities in the Company, shall not exceed $500,000 in aggregate principal amount at any time outstanding;

     (vii) holding Investments existing on the date of this Agreement and described in Schedule 6C(3);

     (viii) holding Investments in the Company and its Subsidiaries existing on the Restatement Date;

     (ix) making Investments after the Restatement Date in Subsidiaries that are not Guarantors in an aggregate amount not to exceed $15,000,000; and

     (x) making Investments in the Company and the Guarantors.

          6C(4). Mergers, Acquisitions, Etc. The Company will not merge or consolidate with or into, or sell, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to, or enter into any Acquisition, or permit any Subsidiary to do any of the foregoing, except for the following:

     (i) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the Company or any Subsidiary may make any Acquisition; provided, however, that any such Acquisition shall be permitted only if, (a) before the effectiveness of such Acquisition and to the extent required by the Required Holders, the Company delivers to the Holders (I) guaranties, mortgages, deeds of trust, security agreements, releases, UCC financing statements and UCC terminations, duly executed by the parties thereto, in form and substance satisfactory to the Required Holders and accompanied by UCC searches, title investigations and legal opinions (except with respect to priority) demonstrating that, upon the effectiveness of such Acquisition and the recording and filing of any necessary documentation, the Collateral Agent will have an Acceptable Security Interest on the Property to be acquired, (II) such legal opinions in relation to the documents described in the foregoing subclause (I) as the Required Holders may reasonably request, and (III) evidence of company authority to enter into, and environmental assessments with respect to, such Acquisition, (b) the Company or such Guarantor is the acquiring or surviving entity, (c) no Default or Event of Default exists and the Acquisition would not reasonably be expected to cause a Default or Event of Default, (d) after giving effect to such Acquisition on a pro forma basis, the Company would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, paragraph 6A as of the end of the most recent fiscal quarter, (e) the acquisition target is in the same or similar line of business as the Company and its Subsidiaries, (f) the terms of paragraph 6G are satisfied, and (g) the aggregate amount of cash, Permitted Investments and the remaining unused portion of the aggregate commitments under the Bank Agreement is sufficient to fund such Acquisition;

     (ii) so long as no Default has occurred and is continuing or would be caused thereby, any Subsidiary may sell or otherwise transfer all of its Property to, or merge into or consolidate with any other Subsidiary or the Company; provided, however, that any such disposition merger or consolidation shall be permitted only if, before the effectiveness of such disposition merger or consolidation and to the extent reasonably required by the Required Holders, the Company delivers to the Holders documents (or photocopies thereof) of the type described in the proviso to clause (i) above;

     (iii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, any Subsidiary of the Company may sell or otherwise transfer all of its Property to, or merge into or consolidate with, any other Person so long as such transaction is not prohibited by paragraph 6C(5);

     (iv) any Subsidiary of the Company may dissolve so long as all of its Property is distributed to the Company or a Subsidiary; provided that if such dissolving Subsidiary is a Guarantor, all of its Property shall be distributed to the Company or another Guarantor; and

     (v) the Company and its Subsidiaries may acquire Property in the ordinary course of business.

          6C(5). Sales, Etc. of Property. The Company will not sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to sell, lease, transfer or otherwise dispose of, any of its Property, except for the following:

     (i) sales of inventory in the ordinary course of business;

     (ii) sales, leases, transfers and other dispositions in the ordinary course of business of worn-out or other Property that is no longer useful in the conduct of the business of the Company or any Subsidiary;

     (iii) liquidations or other dispositions of cash and Permitted Investments;

     (iv) so long as no Default has occurred and is continuing or would be caused thereby, sales and other transfers of Property from the Company to any Subsidiary or by any Subsidiary to the Company or to any other Subsidiary, provided, however, that any such sale or other transfer of real property or equity interests shall be permitted only if, before the effectiveness of such sale or other transfer and to the extent required by the Required Holders, the Company delivers to the Holders documents of the type described in the proviso to paragraph 6C(4)(i);

     (v) sales of Property resulting from the condemnation thereof;

     (vi) sales or discounts of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof; and

     (vii) so long as no Default has occurred and is continuing or would be caused thereby, sales, leases, transfers and other dispositions of Property for consideration not exceeding $30,000,000 in the aggregate in any fiscal year of the Company, provided that the Net Cash Proceeds thereof are used to prepay Notes to the extent required under paragraph 4F.

          6D. Change in Nature of Business. The Company will not make, or permit any Subsidiary to make, any material change in the nature of their collective businesses as carried on as of the date hereof.

          6E. ERISA Plans. The Company will not establish, maintain or contribute to, or permit any ERISA Affiliate to establish, maintain or contribute to, any Plan, and the Company will not become obligated to, or permit any Subsidiary to become obligated to, contribute to any Multiemployer Plan.

          6F. Accounting Changes. The Company will not make or permit, or permit any Subsidiary to make or permit, any change in (i) any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP, or (ii) its fiscal year.

          6G. Creation of Material Subsidiaries. The Company will not create, or permit any Subsidiary to create, any Material Subsidiary unless within 15 days after the formation of such Subsidiary and to the extent reasonably required by the Required Holders, such Subsidiary delivers to the Holders (a) guaranties, mortgages, deeds of trust, security agreements, releases, UCC financing statements and UCC terminations, duly executed by the parties thereto, in form and substance reasonably satisfactory to the Required Holders and accompanied by UCC searches, title investigations and legal opinions (except with respect to priority) demonstrating that, upon the recording and filing of any necessary documentation, the Collateral Agent will have an Acceptable Security Interest on the Property of such Subsidiary, (b) such legal opinions in relation to the documents described in the foregoing subclause (a) as the Required Holders may reasonably request, and (c) evidence of company authority on the part of the Company or the Subsidiary creating the new Subsidiary, and on the part of the new Material Subsidiary created, to enter into and perform its obligations under such documents.

          6H. Commodity Contracts. The Company will not, and will not permit any Subsidiary to, enter into, assume or otherwise acquire an interest in (i) any contract or other obligation to purchase or sell any natural gas or other commodities or goods, or any hedged or unhedged commodity futures contract, option or other derivative contract, that in any case would result in the Company or such Subsidiary having an “open” or “uncovered” position in natural gas or other commodities or goods, or in any derivative of any thereof, exceeding $500,000 in the aggregate at the end of any day or (ii) any other futures or derivatives contract or obligation for speculative purposes.

          6I. Amendment of Company Partnership Agreement. The Company will not amend, modify or supplement (i) the definition of “Available Cash” in the Company Partnership Agreement or increase the amount of any management fee or similar fee of any sort payable to any Affiliate of the Company or its Subsidiaries (other than the Company and its Subsidiaries) without the prior written consent of the Required Holders, or (ii) any other provision of the Company Partnership Agreement if such amendment, modification or supplement would be materially adverse to the interests of the Holders without the prior written consent of the Required Holders. The Company shall not amend, modify or supplement (a) the definition of “Available Cash” in the CESL Partnership Agreement or increase the amount of any management fee or similar fee of any sort payable to any Affiliate of the Company or its Subsidiaries (other than the Company and its Subsidiaries) without the prior written consent of the Required Holders or (b) any other provision of the CESL Partnership Agreement if such amendment, modification or supplement would be materially adverse to the interests of the Holders without the prior written consent of the Required Holders. The Company shall not increase the amount of any management fee or similar fee of any sort payable to any Affiliate of the Company or its Subsidiaries (other than the Company and its Subsidiaries) under the Omnibus Agreement without the prior written consent of the Required Holders.

          6J. Bank Agreement. The Company will not amend, supplement or otherwise modify any term of the Bank Agreement without the prior written consent of the Required Holders, which consent will not be unreasonably withheld, which amendment, supplement or modification would have the effect of (i) (a) prior to the date on which the Company has delivered to the Holders, in form and substance satisfactory to Required Holders, the Louisiana Public Service Commission Order pursuant to paragraph 5P, increasing the aggregate commitments under the Bank Agreement above $250,000,000 and (b) on or after the time that the Company has delivered to the Holders, in form and substance satisfactory to Required Holders, the Louisiana Public Service Commission Order pursuant to paragraph 5P, increasing the aggregate commitments under the Bank Agreement above $350,000,000 (ii) increasing the rate of interest except with respect to imposing the default rate as provided for in the Bank Agreement on the date hereof or any fees charged on the Bank Obligations or (iii) being materially adverse to the interests of the Holders.

          6K. Other Debt. The Company will not make any optional or scheduled payments or prepayments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) in respect of any unsecured Debt incurred pursuant to paragraph 6C(2)(xi) prior to the latest maturity date of any Note, other than principal payments not exceeding $7,500,000 in the aggregate prior to such latest maturity date. The Company shall not amend, supplement or otherwise modify the terms of any Debt incurred under paragraph 6C(2)(xi), if such amendment, supplement or other modification would not be permitted by the terms of paragraph 6C(2)(xi) without the prior written consent of the Required Holder(s), which consent will not be unreasonably withheld.

          6L. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

          7. EVENTS OF DEFAULT.

          7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

     (i) the Company defaults in the payment of any principal of, or Yield-Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

     (ii) the Company defaults in the payment of any interest on any Note for more than three Business Days after the date due; or

     (iii) the Company or any Material Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Material Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Material Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Material Subsidiary) shall occur and be continuing exceeds $10,000,000; or

     (iv) any representation or warranty made by the Company, the General Partner, any Guarantor or any Subsidiary in any Loan Document or by the Company, the General Partner, any Guarantor, or any Subsidiary or any of their officers in any writing furnished in connection with or pursuant to any Loan Document shall be false in any material respect on the date as of which made; or

     (v) the Company fails to perform or observe any term, covenant or agreement contained in paragraph 6 (other than paragraph 6L) or paragraph 5A(iii), 5E, 5I, 5N or 5P; or

     (vi) the Company, any Guarantor or any Subsidiary fails to perform or observe any other term, covenant, agreement or condition contained in any Loan Document on its part to be performed or observed and such failure shall not be remedied within 30 days after written notice thereof has been given to the Company, such Guarantor or such Subsidiary, as applicable, by the Required Holder(s); or

     (vii) the Company or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

     (viii) any decree or order for relief in respect of the Company or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (the “Bankruptcy Law”), of any jurisdiction; or

     (ix) the Company or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Material Subsidiary, or of any substantial part of the assets of the Company or any Material Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or

     (x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Material Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

     (xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

     (xii) any order, judgment or decree is entered in any proceedings against the Company, any Guarantor or any Subsidiary decreeing a split-up of the Company, any Guarantor or any Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

     (xiii) (a) any judgment or order for the payment of money in excess of $10,000,000 is rendered against the Company or any Material Subsidiary by a court of competent jurisdiction, and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect, unless such judgment or order has been vacated, satisfied, dismissed, or bonded pending appeal or, in the case of a judgment or order the entire amount of which is covered by insurance (subject to applicable deductibles), is the subject of a binding agreement with the plaintiff and the insurer covering payment therefor; or

          (b) any non-monetary judgment or order is rendered against the Company or any Material Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there is any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

     (xiv) any material provision of any Loan Document for any reason ceases to be valid and binding on, or enforceable against, the Company or any Material Subsidiary, as applicable (except (a) pursuant to the terms of such Loan Document, (b) as permitted by this Agreement (including, without limitation, paragraphs 6C(5) and 11T hereof) or (c) to the extent such provision is released in writing by the Required Holders), or the Company or any Material Subsidiary, as applicable, so states in writing; or

     (xv) any Security Document for any reason (except pursuant to the terms hereof (including, without limitation, paragraphs 6C(5) and 11T hereof) or thereof) ceases to create an Acceptable Security Interest on any material portion of the Collateral purported to be covered by such Security Document, and the same, if curable, is not cured within 15 days after the Collateral Agent or the Required Holders notify the Company or the affected Subsidiary, as applicable, of the same; or

     (xvi) a Change of Control shall occur;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any Holder may at its option, by notice in writing to the Company, declare all of the Notes held by such Holder to be, and all of the Notes held by such Holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Company, and (c) if such event is any Event of Default other than as specified in preceding clause (b), the Required Holder(s) of the Notes may at its or their option by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company.

          The Company acknowledges, and the parties hereto agree, that each Holder has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of the Yield-Maintenance Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

          7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield Maintenance Amount at the rate specified in the Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

          7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to each Holder at the time outstanding.

          7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the Holder of any Note may proceed to protect and enforce its rights under this Agreement, such Note and the other Loan Documents by exercising such remedies as are available to such Holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon any Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise. All amounts recovered by any Holder as the result of the exercise of such remedies or from distributions or other payments under the Intercreditor Agreement (after application of amounts thereunder pursuant to the terms of Section 4.3 thereof) shall be applied in accordance with the following priorities (with all partial payments of amounts owing within each category being allocated ratably in accordance with the amounts so owing to each Holder): first, to the payment of all fees, indemnities, costs and expenses then owing to the Holders under the Loan Documents; second, after payment in full of the amounts set forth in clause first above, to the payment of the Yield-Maintenance Amount, if any, then owing; third, after payment in full of the amounts set forth in clause second above, to the payment of all accrued and unpaid interest then owing to the Holders under the Loan Documents; and fourth, after payment in full of the amounts set forth in clause third above, to the payment of principal then outstanding under the Notes

          8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):

          8A. Organization. The Company (a) is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware, (b) is duly qualified or licensed as a foreign limited partnership and is in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except to the extent that the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect, and (c) has all requisite limited partnership power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Each Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and each Subsidiary has the corporate, partnership, limited liability company or similar power to own its respective property and to carry on its respective business as now being conducted. The execution, delivery and performance by the Company of this Agreement, the Notes and the other Loan Documents to which it is a party are within the Company’s powers and have been duly authorized by all necessary action. The execution, delivery and performance by each Guarantor of each Loan Document to which it is a party are within such Guarantor’s powers and have been duly authorized by all necessary corporate, partnership or limited liability company action.

          8B. Financial Statements. The Company has furnished Prudential, each Existing Holder and each Purchaser of any Accepted Notes with the following financial statements, identified by a principal financial officer of the Ultimate General Partner: (i)

Consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2003 and as at December 31 in each of the three fiscal years of the Company most recently completed after December 31, 2003, if any, prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and Consolidated statements of operations and cash flows and a Consolidated statement of changes in partners’ capital of the Company and its Subsidiaries for each such year, all such Consolidated statements having been reported on by KPMG LLP; and (ii) a Consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and Consolidated statements of operations, cash flows and changes in partners’ capital for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of operations, cash flows and changes in partners’ capital fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, condition (financial or otherwise) operations or prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished.

          8C. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which might result in any material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which purports to affect the validity or enforceability of this Agreement, any Note or any other Loan Document.

          8D. Outstanding Debt. Neither the Company nor any of its Subsidiaries has outstanding any Debt except as permitted by paragraphs 6A(3) and 6C(2). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

          8E. Title to Properties. Each of the Company and its Subsidiaries has good and indefeasible title to its respective material real properties (other than easements or properties which it leases) and good title to all of its respective material personal properties and assets, including the material properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6C(1). Each of the Company and its Subsidiaries has good and defensible title to all material easements and rights of way purported to be owned by it. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect. The Company and each Subsidiary enjoys peaceful and undisturbed possession of all easements and rights of way necessary in any material respect for the operation of its Properties. None of the Assigned Agreements, and none of the other documents creating or affecting any such leasehold, easement or right of way, contains any provisions that could reasonably be expected to have a Material Adverse Effect or to materially impair the operation of the business of the Company and its Subsidiaries, taken as a whole.

          8F. Taxes. The Company and each of its Subsidiaries has filed, or there has been filed on its behalf, or an extension has been obtained for the filing of, all federal, state and other material tax returns required to be filed before the making of this representation and warranty, and each has paid all taxes shown thereon to be due, including interest, additions to taxes and penalties, or has provided adequate reserves in accordance with GAAP for the payment thereof.

          8G. Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Neither the execution nor delivery of this Agreement, the Notes or any other Loan Document, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the other Loan Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries other than the Liens created in favor of the Collateral Agent for the ratable benefit of the Holders and the Banks pursuant to, the Company Partnership Agreement or the charter or by-laws or other organizational documents of any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with partners or members), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its limited partnership agreement or limited liability company agreement) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Notes, or Debt of the Subsidiaries that are Guarantors of the type to be evidenced by the Guaranties, except as set forth in the agreements listed in Schedule 8G attached hereto.

          8H. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the

Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

          8I. Use of Proceeds. None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (“margin stock”) or for the purpose of maintaining, reducing or retiring any Debt which was originally incurred to purchase or carry any stock that is then currently a margin stock or for any other purpose which might constitute the purchase of such Notes a “purpose credit” within the meaning of such Regulation U, unless the Company shall have delivered to the Purchaser which is purchasing such Notes, on the Closing Day for such Notes, an opinion of counsel satisfactory to such Purchaser stating that the purchase of such Notes does not constitute a violation of such Regulation U. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

          8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.

          8K. Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental or regulatory body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement and the other Loan Documents, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the other Loan Documents.

          8L. Compliance with Laws. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including those relating to protection of the environment except, in any such case, where failure to comply would not result in a Material Adverse Effect.

          8M. Environmental Compliance. Except as described in the Company’s filings pursuant to the Securities Exchange Act of 1934, the Company and its Subsidiaries (i) are in compliance with any and all applicable Environmental Laws, (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permit and (iv) do not have any liability in connection with the release into the environment of any Hazardous Materials, except where such noncompliance with Environmental Laws, failure to receive required permits, failure to comply with the terms and conditions of such permits or liability in connection with such releases would not, individually or in the aggregate, have a Material Adverse Effect.

          8N. Utility Company Status. Neither the Company nor any Subsidiary is a (i) “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended or (ii) public utility within the meaning of the Federal Power Act, as amended.

          8O. Investment Company Status. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

          8P. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may reasonably be expected (so far as the Company can now foresee) to materially adversely affect the business, property or assets, condition (financial or otherwise) or operations of the Company or any of its Subsidiaries and which has not been set forth in this Agreement.

          8Q. Rule 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

          8R. Delivery of Bank Agreement. The Company has delivered to each Purchaser a true, correct and complete copy of the Bank Agreement, including all amendments and waivers of any provision thereof.

          8S. Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

          8T. Subsidiaries. As of the date hereof, the Company has no Subsidiaries other than those described in Schedule 8T.

          8U. Ownership.

          (a) The General Partner is the sole general partner of the Company, with, as of the date hereof, a 2% general partner interest in the Company. No part of the partnership interests in the Company is subject to any Lien granted by the General Partner or Crosstex Holdings, L.P., other than preferential rights of the Partners under the Company Partnership Agreement.

          (b) As of the date hereof, the equity interests in the Subsidiaries are legally and beneficially owned by the Persons, and by such Persons in the percentages, specified in Schedule 8T. No part of such equity interests is subject to any Lien, other than in favor of the Collateral Agent.

          8V. Natural Gas Act. Neither the Company nor any Subsidiary is subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended.

          8W. Solvency. The Company is, together with its Subsidiaries on a consolidated basis, Solvent.

          8X. Foreign Assets Control Regulations, Etc.

          (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

          (b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

          (c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

          9. REPRESENTATIONS OF THE PURCHASERS.

     Each Purchaser represents as follows:

          9A. Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control. Such Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. Such Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such exemption is required by law, and that the Company is not required to register the Notes.

          9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (the “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

     (i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

     (ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

     (iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

     (iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

     (v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

     (vi) the Source is a governmental plan; or

     (vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

     (viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

          10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10D.

          10A. Yield-Maintenance Terms.

          “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or 4F or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

          “Designated Spread” shall mean 1.00% in the case of each Series A Note and 0% in the case of each Note of any other Series unless the Confirmation of Acceptance with respect to the Notes of such Series specifies a different Designated Spread in which case it shall mean, with respect to each Note of such Series, the Designated Spread so specified.

          “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

          “Reinvestment Yield” means, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the Treasury Yield Monitor page of Standard & Poor’s MMS – Treasury Market Insight (or, if Standard & Poor’s shall cease to report such yields in MMS – Treasury Market Insight or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.

          “Remaining Average Life” means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

          “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or 4F or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

          “Yield-Maintenance Amount” means, with respect to any Note, (a) other than with respect to the Series C Notes, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal and (b) with respect to the Series C Notes (1) if the Settlement Date with respect to which the Yield-Maintenance Amount is being determined is on or before June 18, 2007, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Series C Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal, and (2) if the Settlement Date with respect to which the Yield-Maintenance Amount is being determined is after June 18, 2007, the percentage of the Called Principal of such Series C Note set forth below opposite the Settlement Date:

Settlement Date	Percentage
After June 18, 2007 and on or before June 18, 2008	3.50%
After June 18, 2008 and on or before June 18, 2009	3.00%
After June 18, 2009 and on or before June 18, 2010	2.50%
After June 18, 2010 and on or before June 18, 2011	2.00%
After June 18, 2011 and on or before June 18, 2012	1.50%
After June 18, 2012 and on or before June 18, 2013	1.00%
After June 18, 2013	0.00%

The Yield-Maintenance Amount shall in no event be less than zero.

          10B.Other Terms.

          “Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Collateral Agent for its benefit and the ratable benefit of the Holders, the Administrative Agent, the Banks and the Bank Affiliates that are parties to any Hydrocarbon Hedge Agreement or Interest Rate Contract with the Company or any of its Subsidiaries, (b) is superior to all other Liens, except Permitted Liens, (c) secures the Obligations and, if outstanding, the Bank Obligations and obligations of the Company to the Banks and Affiliates of the Banks in respect of Interest Rate Contracts and Hydrocarbon Hedge Agreements (so long as, with respect to the Bank or Affiliate thereof, the Bank remains a Bank under the Bank Agreement) and (d) is perfected and enforceable.

          “Acceptance” shall have the meaning specified in paragraph 2F.

          “Acceptance Day” shall have the meaning specified in paragraph 2F.

          “Acceptance Window” shall have the meaning specified in paragraph 2F.

          “Accepted Note” shall have the meaning specified in paragraph 2F.

          “Accounts” means the unpaid portion of the obligations to the Company and its Subsidiaries of customers of the Company and its Subsidiaries to pay for goods sold and shipped or services rendered (net of commissions to agents).

          “Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, by the Company or any of its Subsidiaries of any Person or group of Persons (or any equity interest in any Person or group of Persons) or any related group of assets, liabilities or securities of any Person or group of Persons, other than acquisitions of Property in the ordinary course of business.

          “Acquisition Adjustment Period” means the period of three consecutive fiscal quarters commencing on the first day of the fiscal quarter during which the Company or any of its Subsidiaries consummates any Acquisition in which the purchase price therefor exceeds $50,000,000 (whether such purchase price is paid in cash, by the assumption of Debt of the Person or assets so acquired, or otherwise) and ending on the last day of the third fiscal quarter following such date.

          “Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Debt created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.

          “Additional Default” shall mean any provision contained in any document or instrument creating or evidencing Debt of the Company or any Subsidiary which permits the holder or holders of Debt to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Debt prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Debt (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.

          “Administrative Agent” means Bank of America, in its capacity as administrative agent pursuant to the Bank Agreement and any successor administrative agent appointed pursuant to the provisions thereof.

          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          “Agreement” has the meaning specified in paragraph 11C.

          “Agreement in Principle” means that certain letter dated March 11, 2003 from Prudential to the Company.

          “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

          “Approved Consultant’s Report” means a report by Barnes & Click, Inc., Purvin & Gertz, Oil & Gas Advisors, Inc. or another consultant selected by the Company and reasonably acceptable to the Required Holders confirming that the assumptions used by the Company in the adjustments to EBITDA in connection with any Acquisition, acquisition of Property or percentage of completion of construction of Property are reasonable.

          “Asset Disposition” means any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or any series of related dispositions of property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that the term “Asset Disposition” shall not include any transaction permitted by paragraph 6C(5)(i), (ii), (iii), (iv), (v) or (vi).

          “Assigned Agreements” means (a) the “Assigned Agreements” as defined in the Company Security Agreement and (b) the “Assigned Agreements” as defined in the Guarantor Security Agreement.

          “Authorized Officer” shall mean (i) in the case of the Company, the chief executive officer, chief financial officer or any vice president of the Ultimate General Partner designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Ultimate General Partner’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Purchaser Schedule or any officer of

Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

          “Available Cash” for any fiscal quarter has the meaning set forth in the Company Partnership Agreement.

          “Available Facility Amount” shall have the meaning specified in paragraph 2A.

          “Bank Agreement” means the Third Amended and Restated Credit Agreement dated as of March 31, 2005 among the Company, the Banks, Bank of America, N.A., as Administrative Agent, Union Bank of California, N.A., as Syndication Agent, and Royal Bank of Canada and BNP Paribas, as Co-Documentation Agents, and as further amended, modified or supplemented from time to time as permitted by this Agreement.

          “Bank Agreement Documents” means the “Credit Documents” as defined in the Bank Agreement on the date hereof.

          “Bank Obligations” means the “Obligations,” as such term is defined in the Bank Agreement on the date hereof.

          “Bankruptcy Law” shall have the meaning specified in clause (viii) of paragraph 7A.

          “Banks” means the lenders listed on the signature pages of the Bank Agreement and each Eligible Assignee (as defined in the Bank Agreement) that shall become a party to the Bank Agreement pursuant to the terms thereof.

          “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2C hereof only, a day on which Prudential is not open for business.

          “Cancellation Date” shall have the meaning specified in paragraph 2I(3).

          “Cancellation Fee” shall have the meaning specified in paragraph 2I(3).

          “Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

          “CESL Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Crosstex Energy Services, L.P., dated as of April 1, 2004 between Crosstex Operating GP, LLC, Crosstex Energy, L.P. and the other parties thereto, as the same may be amended, modified or supplemented from time-to-time as permitted by this Agreement.

          “Change of Control” means an event or series of events by which:

          (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Qualifying Owners becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of 50% or more of the equity securities of the Ultimate General Partner entitled to vote for members of the board of directors or equivalent governing body of the Ultimate General Partner on a fully-diluted basis; or

          (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Ultimate General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

          “Closing Day” means, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Company and the Purchasers which are obligated to purchase such Note agree in writing on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2H, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to

“original Closing Day” in paragraph 2I(2), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

          “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

          “Collateral” means all Collateral as defined in each of the Security Agreements and in each of the Mortgages.

          “Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent pursuant to the Intercreditor Agreement and any successor collateral agent appointed pursuant to the provisions thereof.

          “Collateral Release Date” shall mean the date upon which each of the following shall have occurred: (i) the Company shall have obtained a rating of its senior unsecured debt (or if no such senior unsecured debt is outstanding that is rated by Standard and Poors, Moody’s Investors Services, Inc. or Fitch Ratings, the Company has a corporate debt rating) of BBB – or better from Standard and Poor’s, a division of the McGraw-Hill Company, Baa3 or better from Moody’s Investors Services, Inc., or BBB – or better from Fitch Ratings, (ii) all of the other Creditors (as defined in the Intercreditor Agreement) shall have directed the Collateral Agent in writing, in form and substance reasonably satisfactory to the Required Holder(s), to release all Liens in the Collateral securing any Obligations (as defined in the Intercreditor Agreement) and to terminate all Security Agreements, Mortgages and any other instrument or agreement pursuant to which a Lien has been created or arose to secure any or all of the Obligations (as defined in the Intercreditor Agreement), (iii) all parties to the Intercreditor Agreement shall have executed an amendment to or a restatement of the Intercreditor Agreement, in form and substance reasonably satisfactory to the Required Holder(s), amending the Intercreditor Agreement to reflect the releases and terminations referred to in clause (ii), above, and the termination of the appointment and authority of the Collateral Agent (except with respect to distribution of “Specified Payments” (as defined in the Intercreditor Agreement), (iv) all parties to the Bank Agreement shall have executed an amendment to the Bank Agreement, in form and substance reasonably satisfactory to the Required Holder(s), deleting any requirement that the Company or any Subsidiary grant or maintain any Lien to secure any Obligations owed thereunder, changing the definition of “Credit Documents” contained thereto to delete the reference to “the Security Documents”, and making other changes to reflect the terminations and releases referred to in clause (ii), above, and the other amendments referred to in this clause (iv), and (v) no Default or Event of Default shall have occurred and be continuing.

          “Company” shall have the meaning specified in the first paragraph hereof.

          “Company Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. dated as of March 29, 2004 among the General Partner and Crosstex Energy, Inc., as the Organizational Limited Partner, as the same may be amended, modified or supplemented from time-to-time as permitted by this Agreement.

          “Company Security Agreement” means the Security Agreement between the Company and the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent and the Required Holders, substantially in the form of Exhibit G attached hereto, and as it may be further amended, modified or supplemented from time-to-time.

          “Confirmation of Acceptance” shall have the meaning specified in paragraph 2F.

          “Consolidated” refers to the consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including, when used in reference to the Company, principles of consolidation consistent with those applied in the preparation of the financial statements referred to in paragraphs 5A and 8B.

          “Debt” for any Person, means, without duplication,

(a) indebtedness of such Person for borrowed money;

(b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) obligations of such Person to pay the deferred purchase price of Property or services (other than trade payables which are not more than 90 days past due, except for any such trade payables which are being contested in good faith and by appropriate proceedings);

(d) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e) obligations of such Person as lessee under Capital Leases;

(f) the net amount payable by such Person under any Hydrocarbon Hedge Agreement or Interest Rate Contract if such Hydrocarbon Hedge Agreement or Interest Rate Contract terminated at the date of determination due to a default by such Person;

(g) reimbursement obligations of such Person in respect of letters of credit, acceptance facilities, drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(h) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, another’s indebtedness or obligations of the kinds referred to in clauses (a) through (g) above; and

(i) another’s indebtedness or obligations of the kinds referred to in clauses (a) through (h) secured by any Lien on or in respect of any Property of such Person; provided that the amount of such Debt, if such Person has not assumed the same or become liable therefore, shall in no event be deemed to be greater than the fair market value from time to time of the Property subject to such Lien.

          “Default Rate” means, for any Note at any time upon the occurrence of an Event of Default and until such Event of Default has been cured or waived in writing, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the greater of (a) 2% over the coupon rate for such Note over the rate of interest in effect immediately prior to such Event of Default and (b) 2.0% over the rate of interest publicly announced by The Bank of New York from time to time in New York City as its Prime Rate.

          “Delayed Delivery Fee” shall have the meaning specified in paragraph 2I(2).

          “EBITDA” means, for the Company and its Subsidiaries on a Consolidated basis for any period, (a) Net Income for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, taxes, depreciation, amortization and other noncash items for such period. EBITDA shall be calculated, on a pro forma basis, after giving effect to, without duplication, (a) any Acquisition or (b) any Property under construction (based on the percentage of completion of construction of any such Property), in each case, occurring during the period commencing on the first day of such period to and including the date of such transaction or percentage of completion of Property under construction to be included in EBITDA, as the case may be (the “Reference Period”) and whether or not such acquired Property or percentage of completion of such construction of Property were operated during such Reference Period, as if such Acquisition or percentage of completion of such construction of Property occurred on the first day of the Reference Period. In making the calculation contemplated by the preceding sentence, EBITDA generated or to be generated by such acquired Person, by such acquired Property or by such Property under construction (based on the percentage of completion of construction of such Property) shall be determined in good faith by the Company based on reasonable assumptions and may take into account pro forma expenses that would have been incurred by the Company and its Subsidiaries in the operation of such acquired Person, acquired Property or Property under construction, (based on the percentage of completion of construction of such Property, during such period computed on the basis of personnel expenses for employees retained or to be retained by the Company and its Subsidiaries in the operation of such acquired Person, acquired Property or Property under construction (based on the percentage of completion of construction of such Property) and non-personnel costs and expenses incurred by the Company and its Subsidiaries in the operation of the Company’s and its Subsidiaries’ business at similarly situated facilities of the Company or any of its Subsidiaries; provided however, that such pro forma calculations shall be reasonably acceptable to the Required Holders if the Company does not provide the Holders with an Approved Consultant’s Report supporting such pro forma calculations (any such pro forma calculations described in this sentence being hereinafter referred to as “Pro Forma EBITDA”). Notwithstanding the foregoing, such pro forma adjustments to EBITDA with respect to any Property under construction shall be reduced if such construction is not completed by, or if the estimated date by which such construction is to be completed is beyond, a date that is more than 90 days beyond the Scheduled Completion Date for such construction, such reduction to be reflected in the next set of financial statements to be delivered to the Holders on or after the date such construction is not so completed or it is determined that such construction will not be so completed and to be in an amount equal to the product of (i) the applicable percentage reduction rate relating to the number of days of delay as set forth below and (ii) the amount of the Pro Forma EBITDA attributable to such property:

Delay or estimated delay,	applicable percentage
whichever is greater	reduction rate
>90 days < 180 days	25%
>180 days < 270 days	50%
> 270 days	100%

          “Environmental Law” means any Governmental Rule relating to pollution or protection of the environment or any natural resource, to any Hazardous Material or to health or safety, including any Governmental Rule relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Material.

          “Environmental Permit” means any Governmental Action required under any Environmental Law.

          “Environmental Proceeding” means any action, suit, written demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including (a) by any Governmental Person for enforcement, cleanup, removal, response, remedial or other action or damages and (b) by any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or is under common control with the Company, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

          “ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multi Employer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

          “Event of Default” means any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Existing Note” shall have the meaning specified in the Introduction.

          “Existing Series A Notes” shall have the meaning specified in the Introduction.

          “Existing Series B Notes” shall have the meaning specified in the Introduction.

          “Existing Series C Notes” shall have the meaning specified in the Introduction.

          “Existing Shelf Agreement” shall have the meaning specified in the Introduction.

          “Facility” shall have the meaning specified in paragraph 2A.

          “Finance Entity” means any Subsidiary of the Company that is not also a Subsidiary of Crosstex Energy Services, L.P. and that is formed for the purpose of issuing Debt specifically permitted by clause (xi) of paragraph 6C(2).

          “Funded Debt” of any Person means Debt of such Person as described in clauses (a), (b), (d) and (e) of the definition of “Debt” in this paragraph 10B.

          “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of paragraph 10D.

          “General Partner” means Crosstex Energy GP, L.P., a Delaware limited partnership.

          “Governmental Action” means any authorization, approval, consent, waiver, exception, license, filing, registration, permit, notarization or other requirement of any Governmental Person.

          “Governmental Person” means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof, or any governmental, quasi- governmental, judicial, public or statutory instrumentality, authority, body or entity, including any central bank and any comparable authority.

          “Governmental Rule” means any treaty, law, rule, regulation, ordinance, order, code, interpretation, judgment, writ, injunction, decree, determination, award, directive, guideline, request, policy or similar form of decision of any Governmental Person, referee or arbitrator.

          “Guarantor” means as of the date hereof, Prior Issuer and each of the Persons listed on Schedule 10B(3), and thereafter, each of the present and future direct and indirect Material Subsidiaries of the Company (other than any Material Subsidiary of the Company that is not organized in a jurisdiction in the United States of America if the Guaranty by such Material Subsidiary could reasonably be expected to have material adverse tax consequences on the Company or any Subsidiary), and “Guarantors” means all such Guarantors collectively.

          “Guarantor Security Agreement” means the Second Amended and Restated Subsidiary Security Agreement between each of the Guarantors and the Collateral Agent, in substantially the form of Exhibit H attached hereto, as amended, modified or supplemented from time-to-time.

          “Guaranty” means each of the Guaranties executed by each Guarantor, in substantially the form of Exhibit F attached hereto, as each may be amended from time-to-time, and “Guaranties” shall mean all such Guaranties collectively.

          “Hazardous Material” means any substance or material described as a toxic or hazardous substance, waste or material or as a pollutant, contaminant or infectious waste, or words of similar import, in any Environmental Law, including asbestos, petroleum (including crude oil and any fraction thereof, natural gas, natural-gas liquid, liquefied natural gas and synthetic gas usable for fuel, and any mixture of any of the foregoing), polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, and chemicals that may cause cancer or reproductive toxicity.

          “Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

          “Holder” means a holder of Notes and “Holders” means the holders of the Notes from time to time.

          “Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

          “Hydrocarbon Hedge Agreement” means a swap, collar, floor, cap, option or other derivative contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

          “Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

          “including” means, unless the context clearly requires otherwise, “including without limitation”.

          “INHAM Exemption” shall have the meaning set forth in paragraph 9B.

          “Intercreditor Agreement” means the Amended and Restated Intercreditor and Collateral Agency Agreement in substantially the form of Exhibit I attached hereto, as it may be amended, modified or supplemented from time-to-time in accordance with its terms.

          “Interest Charge Coverage Ratio” means, for the Company and its Subsidiaries on a Consolidated basis, as of the end of any fiscal quarter, the ratio of (a) EBITDA for the four-fiscal quarter period then ended to (b) Interest Expense for the four-fiscal quarter period then ended.

          “Interest Expense” means, for the Company and its Subsidiaries determined on a Consolidated basis, for any period, the total interest, letter of credit fees, and other fees incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, all as determined in conformity with GAAP and on a pro forma basis at any time that EBITDA is being determined on such a basis.

          “Interest Rate Contract” means an interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or other interest rate hedge arrangement, to or under which the Company or any Subsidiary is or becomes a party.

          “Issuance Fee” shall have the meaning specified in paragraph 2I(1).

          “Issuance Period” shall have the meaning specified in paragraph 2B.

          “Letter of Credit” means, individually, any letter of credit issued by the issuing Bank which is subject to the Bank Agreement and “Letters of Credit” means all such letters of credit collectively.

          “Leverage Ratio” means, for the Company and its Subsidiaries on a Consolidated basis, as of the end of any fiscal quarter, the ratio of (a) Funded Debt for the Company and its

Subsidiaries on a Consolidated basis as of the end of such fiscal quarter to (b) EBITDA for the four fiscal quarters then ended.

          “Lien” means, with respect to any Property, (a) any lien, charge, option, claim, deed of trust, mortgage, security interest, pledge or other encumbrance, or any other type of preferential arrangement of any kind, in respect of such Property, including any easement, right of way or other encumbrance on title to real property, or (b) the interest of a vendor or lessor under any conditional-sale agreement, capital lease or other title-retention agreement relating to such Property.

          “Limited Partners” means Crosstex Holdings, L.P., a Delaware limited partnership, and each of the other limited partners of the Company.

          “Loan Documents” means, collectively, the Agreement in Principle, this Agreement, the Notes, the Security Documents, the Guaranties, the Intercreditor Agreement, each Confirmation of Acceptance and each other agreement, instrument or document executed at any time in connection with the foregoing documents, as each such Loan Document may be amended, modified or supplemented from time-to-time.

          “Louisiana Guarantors” means each of Crosstex LIG, LLC and Crosstex Tuscaloosa, LLC.

          “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, properties, liabilities (actual and contingent), operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company or any Guarantor to perform its obligations under this Agreement or any of the Loan Documents or (c) the rights and remedies of the Holders or the Collateral under this Agreement or any of the Loan Documents.

          “Material Subsidiaries” means shall mean a Subsidiary of the Company having: (a) assets of $10,000,000 or more or (b) EBITDA (calculated on a separate basis) of $2,500,000 or more.

          “Maximum Rate” means the maximum nonusurious interest rate under applicable law.

          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

          “Mortgaged Property” means the aggregate of all of the “Mortgaged Property” and “Trust Property” as defined in all of the Mortgages.

          “Mortgages” means, collectively, each mortgage, deed of trust or other similar agreement executed by the Company or any Subsidiary in favor of the Collateral Agent for its benefit and the ratable benefit of the Banks and the Holders, in form and substance reasonably satisfactory to the Collateral Agent and the Required Holder(s), as the same may be amended, modified or supplemented from time-to-time.

          “Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA and subject to Title IV thereof, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective-bargaining agreements.

          “Multiple Employer Plan” means a “single employer plan,” as defined in Section 4001(a)(15) of ERISA and subject to Title IV thereof, that (a) is maintained by the Company or an ERISA Affiliate and at least one Person other than the Company and its ERISA Affiliates or (b) was so maintained previously, but is not currently maintained by the Company or its ERISA Affiliates, and in respect of which the Company or an ERISA Affiliate would still have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          “NAIC Annual Statement” shall have the meaning set forth in paragraph 9B.

          “Net Cash Proceeds” means (a) in connection with any Asset Disposition or Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Disposition or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees and insurance consultant fees, amounts required to be applied to the repayment of Debt secured by a Lien permitted hereunder on any asset which is the subject of such Asset Disposition or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof within two years of the date of the relevant Asset Disposition or Recovery Event as a result of any gain recognized in connection therewith (after taking into account any applicable tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds or cash equivalents received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, brokerage, finder’s or similar fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith

          “Net Income” means, for any period for which such amount is being determined, the Consolidated net income of the Company and its Subsidiaries, as determined in accordance with GAAP consistently applied, excluding, however, any net gain or loss from extraordinary items, including but not limited to any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets other than in the ordinary course of business.

          “New Subsidiary Guarantors” shall have the meaning specified in paragraph 5P(i)(b).

          “Notes” shall have the meaning specified in paragraph 1D.

          “Obligations” means the principal, interest, fees, Yield-Maintenance Amount, charges, expenses, attorneys’ fees and disbursements, indemnities and any other amounts payable by the Company and the Guarantors to the Collateral Agent and the Holders under the Loan Documents.

          “Officer’s Certificate” means a certificate signed in the name of the Company by an Authorized Officer of the Company.

          “Omnibus Agreement” means the Omnibus Agreement among the Company, the General Partner, the Ultimate General Partner, Crosstex Energy, Inc. and Crosstex Energy Services, L.P.

          “Partners” means the General Partner and the Limited Partners.

          “PBGC” means the Pension Benefit Guaranty Corporation.

          “Permitted Investments” means investments having a maturity of not greater than 3 months from the date of acquisition thereof in (a) obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, (b) demand deposits and certificates of deposit (located in the United States of America) of any Bank or any other commercial bank organized under the laws of the United States of America or any state thereof and having combined capital and surplus of at least $500,000,000, (c) commercial paper with a rating of at least “Prime-l” by Moody’s or “A-l” by S&P or (d) other investments agreed to from time to time between the Company and the Required Holders.

          “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced that has not been stayed or bonded pending appeal: (a) Liens for taxes, assessments and governmental charges or levies, to the extent the same are not yet due or are being contested in good faith by proper proceedings and appropriate reserves are being maintained for the same; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and bankers’ Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way, landlord’s liens and other encumbrances on title to real property that do not materially and adversely affect the value of such property or the use of such property by the Company or any Subsidiary for its current purposes; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; and (f) Liens arising by reason of any judgment or order of any Governmental Person, referee or arbitrator if appropriate legal proceedings for the review of such judgment or order are being diligently prosecuted and execution or enforcement thereof is stayed pending appeal.

          “Person” means an individual, partnership, corporation (including a business trust), limited liability partnership, limited liability company, joint stock company, trust,

unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

          “PICA” means The Prudential Insurance Company of America.

          “Pipeline Entities” means Crosstex Pipeline, LLC, a Texas limited liability company, and Crosstex Pipeline Partners, Ltd., a Texas limited partnership.

          “Plan” means a Single Employer Plan or a Multiple Employer Plan.

          “Prior Issuer” shall have the meaning specified in the first paragraph hereof.

          “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

          “Proposed Prepayment Date” shall have the meaning specified in paragraph 4F(iii).

          “Prudential” means Prudential Investment Management, Inc.

          “Prudential Affiliate” means (i) any corporation or other entity controlling, controlled by, or under common control with, Prudential either directly or through subsidiaries and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition, the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s Voting Stock or equivalent voting securities or interests.

          “Purchasers” means PICA and Pruco Life Insurance Company with respect to the Series A Notes, PICA with respect to the Series B Notes, The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, Gibraltar Life Insurance Company, Ltd., RGA Reinsurance Company, Connecticut General Life Insurance Company and Zurich American Insurance Company with respect to the Series C Notes, and, with respect to any Accepted Notes, Prudential and/or the Prudential Affiliate(s) which are purchasing such Accepted Notes.

          “QPAM Exemption” shall have the meaning set forth in paragraph 9B.

          “Qualifying Owners” means (a) the significant owners of the ultimate parent company of the General Partner, Crosstex Energy, Inc., on the date hereof, consisting of Yorktown Energy Partners IV, L.P., Yorktown Energy Partners V, L.P., Lubar Nominees and Barry E. Davis or any Affiliate of the foregoing, (b) Crosstex Energy, Inc. and its Affiliates and (c) any transferee of any of the foregoing to the extent such transferee is approved by a majority of the ownership interests of the then-existing Qualifying Owners (other than the transferor) or any Affiliate of the foregoing.

          “Quarterly Distributions” means cash distributions by the Company to the Partners during any fiscal quarter in amounts that do not exceed the Available Cash for the immediately preceding fiscal quarter.

          “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries.

          “Reinvestment Deferred Amount” with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith that are not required to be applied to prepay the Notes pursuant to paragraph 4F or the Bank Obligations as a result of the delivery of a Reinvestment Notice.

          “Reinvestment Event” means any Asset Disposition or Recovery Event in respect of which a Reinvestment Notice has been delivered.

          “Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Asset Disposition or Recovery Event to acquire assets useful in its business and/or to repair Property, as applicable.

          “Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date, and in any event expended prior to the date on which the Company would otherwise be required to apply such Reinvestment Deferred Amount to repay any other Debt of the Company or any of its Subsidiaries, to acquire assets useful in the business of any such Person and/or to repair Property, as applicable.

          “Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after such Reinvestment Event or, provided that the Company (directly or indirectly through a Subsidiary) has entered into a binding contract to acquire assets useful in its business and/or to repair Property, as applicable, such later date as is reasonably determined by the Company and notified to the Holders to be the earliest date on which the Company (directly or indirectly through a Subsidiary), shall have, using diligent efforts, (i) completed acquiring assets useful in its business and/or (ii) repaired Property, as applicable and (b) the date on which the Company (directly or indirectly through a Subsidiary) shall have determined not to, or shall have otherwise ceased to, acquire assets useful in its business and/or to repair Property, as applicable, with all or any portion of the relevant Reinvestment Deferred Amount.

          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

          “Request for Purchase” shall have the meaning specified in paragraph 2D.

          “Required Holder(s)” means the Holder or Holders of at least 50.1% of the aggregate principal amount of the Notes outstanding at such time.

          “Rescheduled Closing Day” shall have the meaning specified in paragraph 2H(3).

          “Responsible Officer” means the Chief Executive Officer, President, Chief Financial Officer, any Executive Vice President, any Senior Vice President, the Vice President of Finance, Treasurer or Assistant Treasurer of the Ultimate General Partner.

          “Restatement Date” means March 31, 2005.

          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

          “Scheduled Completion Date” means with respect to the construction of any Property, the date indicated as the Company’s good faith estimate of the scheduled date of the completion of such construction in the first certificate sent by the Company pursuant to paragraph 5A(i) or 5A(ii) which includes the first calculation of Pro Forma EBITDA for such Property.

          “SEC” means the Securities and Exchange Commission (or any governmental body or agency succeeding to the function of the Securities and Exchange Commission.)

          “Securities Act” means the Securities Act of 1933, as amended.

          “Security Agreements” means, collectively, the Company Security Agreement and the Guarantor Security Agreement.

          “Security Documents” means, collectively, (a) the Security Agreements, (b) the Mortgages, (c) each other agreement, instrument or document executed at any time in connection with the Security Agreements or the Mortgages, and (d) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

          “Series” shall have the meaning specified in paragraph 1D.

          “Series A Notes” shall have the meaning specified in paragraph 1A.

          “Series B Notes” shall have the meaning specified in paragraph 1B.

          “Series C Notes” shall have the meaning specified in paragraph 1C.

          “Shelf Notes” shall have the meaning specified in paragraph 1D.

          “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA and subject to Title IV thereof, that (a) is maintained by the Company or an ERISA Affiliate and no Person other than the Company and its ERISA Affiliates or (b) was so maintained previously, but is not currently maintained by the Company or its ERISA Affiliates, and in respect of which the Company or an ERISA Affiliate would still have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          “Solvent” means with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          “Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding capital stock or other equity ownership interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at such time capital stock of any other class or classes or other equity ownership interests of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

          “Transferee” means any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

          “Ultimate General Partner” means Crosstex Energy GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the General Partner or as the business entity with the ultimate authority to manage the business and operations of the Company.

          “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

          “Voting Stock” means, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          10C. Computation of Time Periods. In the Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

          10D. Accounting Terms; Changes in GAAP.

     (i) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

     (ii) Unless otherwise indicated, all financial statements of the Company and its Subsidiaries, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in this Agreement shall be based upon the Consolidated accounts of the Company and its Subsidiaries in accordance with GAAP and consistent with the principles applied in preparing the most recent audited financial statements delivered pursuant to clause (ii) or paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Holders shall so request, the Required Holders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Holders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

          10E. Miscellaneous. Paragraph, Schedule and Exhibit references are to paragraphs of and Schedules and Exhibits to this Agreement, unless otherwise specified.

          11. MISCELLANEOUS.

          11A. Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to the account or accounts of such Purchaser, if any, as are specified in the Purchaser Schedule, attached hereto or to the applicable Confirmation of Acceptance, or, in the case of any Purchaser not named in the Purchaser Schedule or any Purchaser wishing to change the account specified for it in the Purchaser Schedule, such account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A. No Holder shall be required to present or surrender any Note or make any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the applicable Holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office.

          11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

     (i) (A) all stamp and documentary taxes and similar charges, (B) costs of obtaining a private placement number for the Notes and (C) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes;

     (ii) document production and duplication charges and the fees and expenses of any special counsel engaged by Prudential or such Purchaser or such Transferee in connection with (A) this Agreement and the transactions contemplated hereby and (B) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such the proposed action shall be effected or granted;

     (iii) the costs and expenses, including attorneys’ and financial advisory fees, incurred by Prudential or such Purchaser or such Transferee or the Collateral Agent (a) in enforcing (or determining whether or how to enforce) any rights under the Loan Documents or (b) in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Loan Documents or the transactions contemplated thereby or issued by reason of Prudential or such Purchaser’s or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case;

     (iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated by the Loan Documents, including the use of the proceeds of the Notes by the Company; and

     (v) the fees and expenses of the Collateral Agent.

          The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.

          11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the Holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the Holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the time of payment of, or increase the rate of, interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of all of the Holders at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes, or the rights of any individual Holder, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2 and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each Holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and any Holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

          11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to reflect any principal amount not evenly divisible by $100,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the Holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the Holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Note or such Holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the Holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such Holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

          11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the Holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such Holder in its sole and absolute discretion.

          11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the other Loan Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

          11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

          11H. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

          11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto (in the case of the Series A Notes, the Series B Notes or the Series C Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Notes issued after the date hereof) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other Holder of any Note, addressed to it at such address as it shall have specified in writing to the Company, or, if any such Holder shall not have so specified an address, then addressed to such Holder in care of the last Holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 2501 Cedar Springs, Suite 600, Dallas, Texas 75201, Attention: William W. Davis, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Purchaser Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

          11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

          11K. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          11M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to Prudential, any Purchaser, to any Holder or to the Required Holder(s), then (unless stated otherwise) the determination of such satisfaction shall be made by Prudential, such Purchaser, such Holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

          11N. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

          11O. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

          11P. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          11Q. Binding Agreement. When this Agreement is executed and delivered by the Company and Prudential, it shall become a binding agreement between the Company and Prudential. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

          11R. Waiver of Jury Trial; Consent to Jurisdiction.

     (i) THE COMPANY, PRUDENTIAL AND EACH HOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION OF ANY CLAIM WHICH IS BASED HEREON, OR ARISES OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, OR ANY TRANSACTIONS RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE COMPANY, PRUDENTIAL OR THE HOLDERS. THE COMPANY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR PRUDENTIAL AND EACH PURCHASER TO BECOME A PARTY TO THIS AGREEMENT AND TO PURCHASE NOTES HEREUNDER.

     (ii) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE COMPANY, PRUDENTIAL OR THE HOLDERS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY, PRUDENTIAL AND EACH HOLDER HEREBY IRREVOCABLY WAIVE ANY OBJECTIONS, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE

TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

     (iii) The Company hereby irrevocably consents to service of process on it at the address provided for notices in paragraph 11I. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against the Company if given by registered or certified mail, return receipt requested, or by any other means or mail which requires a signed receipt, postage prepaid, mailed to the Company as provided in the preceding sentence.

          11S. Maximum Interest Payable. The Company, Prudential, each Purchaser and any other Holders specifically intend and agree to limit contractually the amount of interest payable under this Agreement, the Notes, the other Loan Documents and all other instruments and agreements related hereto and thereto to the maximum amount of interest lawfully permitted to be charged under applicable law. Therefore, none of the terms of this Agreement, the Notes, the other Loan Documents or any instrument pertaining to or relating to this Agreement, the Notes or the other Loan Documents shall ever be construed to create a contract to pay interest at a rate in excess of the maximum rate permitted to be charged under applicable law, and neither Company, any guarantor nor any other party liable or to become liable hereunder or under the Notes, any guaranty, any other Loan Document or any other instruments and agreements related hereto and thereto shall ever be liable for interest in excess of the amount determined at such maximum rate, and the provisions of this paragraph 11S shall control over all other provisions of this Agreement, any Notes, the other Loan Documents, any guaranty or any other instrument pertaining to or relating to the transactions herein contemplated. If any amount of interest taken or received by Prudential, any Purchaser or any Holder shall be in excess of said maximum amount of interest which, under applicable law, could lawfully have been collected by Prudential, such Purchaser or such Holder incident to such transactions, then such excess shall be deemed to have been the result of a mathematical error by all parties hereto and shall be refunded promptly by the Person receiving such amount to the party paying such amount, or, at the option of the recipient, credited ratably against the unpaid principal amount of the Note or Notes held by Prudential, such Purchaser or such Holder, respectively. All amounts paid or agreed to be paid in connection with such transactions which would under applicable law be deemed “interest” shall, to the extent permitted by such applicable law, be amortized, prorated, allocated and spread throughout the stated term of this Agreement and the Notes. “Applicable law” as used in this paragraph means that law in effect from time to time which permits the charging and collection of the highest permissible lawful, nonusurious rate of interest on the transactions herein contemplated, and “maximum rate” as used in this paragraph means, with respect to each of the Notes, the maximum lawful, nonusurious rates of interest (if any) which under applicable law may be charged to the Company from time to time with respect to such Notes.

          11T. Release of Collateral. Prudential, each Purchaser and the Company agree that, effective upon the Collateral Release Date:

     (i) Prudential and each Purchaser will deliver a direction to the Collateral Agent to release all Liens in the Collateral securing the Obligations (as defined in the Intercreditor Agreement) and to terminate all Security Agreements, Mortgages and any other instrument or agreement pursuant to which a Lien has been created or arose to secure any or all of the Obligations (as defined in the Intercreditor Agreement);

     (ii) paragraphs 3A(xi), 3A(xii), 3A(xiii), 3J, 3K, 6C(1)(i), and 7A(xv) of this Agreement shall no longer be effective and shall be deleted from the Agreement;

     (iii) clause (i) of paragraph 6C(4) of this Agreement shall be amended in its entirety to read as follows:

     “(i) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the Company or any Subsidiary may make any Acquisition; provided, however, that any such Acquisition shall be permitted only if, (a) on or before or concurrently with the effectiveness of such Acquisition and to the extent required by the Required Holders, the Company delivers to the Holders (I) guaranties duly executed by the parties thereto, in form and substance satisfactory to the Required Holders, and accompanied by UCC searches and title investigations, (II) such legal opinions in relation to the documents described in the foregoing subclause (I) as the Required Holders may reasonably request, and (III) evidence of Company authority to enter into, and environmental assessments with respect to, such Acquisition, (b) the Company or such Guarantor is the acquiring or surviving entity, (c) no Default or Event of Default exists and the Acquisition could not reasonably be expected to cause a Default or Event of Default, (d) after giving effect to such Acquisition on a pro forma basis, the Company would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, paragraph 6A as of the end of the most recent fiscal quarter, (e) the acquisition target is in the same or similar line of business as the Company and its Subsidiaries, (f) the terms of paragraph 6G are satisfied, and (g) the aggregate amount of cash (including the proceeds of any Debt permitted to be incurred under clause (xi) of paragraph 6C(2) or otherwise hereunder), Permitted Investments and the remaining unused portion of the commitment under the Bank Agreement is sufficient to fund such Acquisition;”;

     (iv) clause (a) paragraph 8U of the Agreement shall be amended to delete the words “and Liens in favor of the Collateral Agent” from the second sentence thereof and clause (b) of paragraph 8U of the Agreement shall be amended to delete the words “, other than in favor of the Collateral Agent” therefrom;

     (v) the definition of “Assigned Agreements” shall be amended and restated in its entirety to read as follows:

     “Assigned Agreements” shall mean all agreements, guaranties, contracts, leases, licenses, contract rights and rights to payment, including purchase contracts, sales contracts, transportation contracts, gathering service agreements, gas purchase agreements, pipeline lease agreements, gas marketing agreements and gas processing agreements, to which the Company or any Subsidiary is a party.

     (vi) the definition of “Loan Documents” shall be amended to delete the words “, the Security Documents” therefrom.

          If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and you.

Very truly yours,

CROSSTEX ENERGY SERVICES, L.P.

By:	Crosstex Operating GP, LLC,
its general partner

By:	/s/ Gysle R. Shellum

Gysle R. Shellum
Vice President Finance

CROSSTEX ENERGY, L.P.

By:	Crosstex Energy GP, L.P.,
its general partner

By:	Crosstex Energy GP, LLC,
its general partner
By:	/s/ Gysle R. Shellum

Gysle R. Shellum
Vice President Finance

The foregoing Agreement is hereby accepted
as of the date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ Brian E. Lemons

Vice President

[Amended and Restated Master Shelf Agreement- Signature Pages]

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By:	/s/ Brian E. Lemons

Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Brian E. Lemons

Vice President

PRUCO LIFE INSURANCE COMPANY
OF NEW JERSEY

By:	/s/ Brian E. Lemons

Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan), Inc.,
as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/ Brian E. Lemons

Vice President

[Amended and Restated Master Shelf Agreement- Signature Pages]

RGA REINSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Brian E. Lemons

Vice President

CONNECTICUT GENERAL LIFE INSURANCE
COMPANY

By:	Prudential Investment Management, Inc.,
as Investment Manager

By:	/s/ Brian E. Lemons

Vice President

ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Brian E. Lemons

Vice President

[Amended and Restated Master Shelf Agreement- Signature Pages]